Confidential treatment has been requested as to portions of this exhibit

**** Indicates portions of text that have been redacted and filed separately with the Securities and Exchange Commission.


                                  MASTER ASSET

                               PURCHASE AGREEMENT


                                  by and among


               H E W L E T T - P A C K A R D  GmbH , MULTILAYER
                             TECHNOLOGY GmbH & Co KG


                                       and


                               THE DII GROUP, INC.

                             dated October 30, 1998

                                TABLE OF CONTENTS

                                                                         PAGE

ARTICLE 1   DEFINITIONS....................................................1
   1.1 Definitions.........................................................1

ARTICLE 2  PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES..........9
   2.1 Transferred Assets..................................................9

2.2 Intellectual Property; Real Estate....................................11
   2.3 Excluded Assets....................................................11
   2.4 Assumed Liabilities................................................12
   2.5 Excluded Liabilities...............................................12

ARTICLE 3  PURCHASE PRICE.................................................12
   3.1 Purchase Price.....................................................12
   3.2 Post Closing Attestation...........................................13
   3.3 Adjustment to the Purchase Price...................................14
   3.4 Payment of Adjustment to Purchase Price............................14
   3.5 ****REDACTED****...................................................14
   3.6 Transaction Adjustment.............................................14
   3.7 Payment and Reimbursement of Pension Plan Liabilities
       and Closing Date Cash-Out Payment..................................15
   3.8 Payment Instructions...............................................15
   3.9 Communications.....................................................15

ARTICLE 4  CLOSING........................................................15
   4.1 The Closing........................................................15
   4.2 Payment on the Closing Date........................................15

ARTICLE 5  TAX MATTERS....................................................16
   5.1 Filing of Returns and Payment of Taxes.............................16
   5.2 Refunds and Credits................................................16
   5.3 Transfer Taxes.....................................................16
   5.4 Value-Added Taxes..................................................16

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF SELLER.......................17
   6.1 Organization of Seller.............................................17
   6.2 Authority..........................................................17
   6.3 No Violation.......................................................17
   6.4 Government Consents and Filings....................................18
   6.5 No Broker..........................................................18
   6.6 Taxes..............................................................18
   6.7 Equipment..........................................................18
   6.8 Governmental Permits...............................................18
   6.9 Governmental Compliance............................................18
   6.10 Title to Personal Property........................................18
   6.11 Contracts.........................................................18
   6.12 Environmental Matters.............................................19
   6.13 Employee Benefits.................................................20
   6.14 Litigation........................................................20
   6.15 Transferred Employees.............................................20
   6.16 Employee Relations and Labor Matters..............................20
   6.17 Financial Statements and Reports..................................20
   6.18 Disclosure........................................................21
   6.19 Exclusive Warranties..............................................21

ARTICLE 7  REPRESENTATIONS AND WARRANTIES OF BUYER........................21
   7.1 Organization of Buyer..............................................21
   7.2 Authority..........................................................21
   7.3 No Violation.......................................................22
   7.4 Government Consents and Filings....................................22
   7.5  No Broker.........................................................22
   7.6 Licenses and Permits...............................................22
   7.7 Environmental Matters..............................................22
   7.8 Employees..........................................................23
   7.9 Disclosure of Information..........................................23

ARTICLE 8  EMPLOYEE  TRANSFER AND BENEFITS................................23
   8.1 Transferred Employees..............................................23
   8.2 Benefits and Protection............................................23
   8.3 Treatment of Time-Off Accounts and Pension Plans...................25
   8.4 Letter to Employees................................................26
   8.5 Phased Retirement..................................................26

8.6 Transition Benefits; Cost Sharing.....................................26

ARTICLE 9  COVENANTS AND AGREEMENTS.......................................27
   9.1 Consents to Assignment and Subcontracted Work......................27
   9.2 Conduct of the Operation...........................................28
   9.3 Access to Information..............................................28
   9.4 Books and Records..................................................28
   9.5 HSR Filings........................................................28
   9.6 Removal of Trade Marks.............................................29
   9.7 Buyer Permits......................................................29
   9.8 Satisfaction of Closing Conditions and Further Assurances..........29
   9.9 Regulatory Consents................................................29
   9.10 Insurance.........................................................29
   9.11 Update of Schedules...............................................29

ARTICLE 10  GUARANTEE OF THE GUARANTOR....................................30
   10.1 Guarantee of the Guarantor........................................30

ARTICLE 11  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE...........30
   11.1 Authorization, Execution and Delivery of Operative Agreements.....31
   11.2 Delivery of Updated Schedules.....................................31
   11.3 Performance.......................................................31
   11.4 No Default........................................................31
   11.5 Consents..........................................................31
   11.6 Governmental Rules or Actions.....................................31
   11.7 Standard Closing Documents........................................32
   11.8 Representations and Warranties....................................33
   11.9 Proceedings.......................................................33
   11.10 Waiver of Conditions by Buyer....................................33

ARTICLE 12  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS TO CLOSE.........33
   12.1 Authorization, Execution and Delivery of Operative Agreements.....33
   12.2 Acceptance of Updated Schedules...................................34
   12.3 Performance.......................................................34
   12.4 No Default........................................................34
   12.5 Consents..........................................................34
   12.6 Governmental Rules or Actions.....................................34
   12.7 Standard Closing Documents........................................34
   12.8 Representations and Warranties....................................35
   12.9 Proceedings.......................................................36
   12.10 Waiver of Conditions by Seller...................................36

ARTICLE 13  INDEMNITY.....................................................36
   13.1 Survival..........................................................36
   13.2 Buyer Indemnification.............................................36
   13.3 Seller Indemnification............................................36
   13.4 Procedures........................................................37
   13.5 Insurance.........................................................38
   13.6 Indemnity is the Exclusive Remedy.................................38
   13.7 Exclusion of Certain Damages......................................38

ARTICLE 14  ENVIRONMENTAL INDEMNITIES.....................................38
   14.1 Seller's Indemnity................................................38
   14.2 Buyer's Indemnity.................................................42
   14.3 Exclusive Remedy..................................................43

ARTICLE 15  TERMINATION...................................................43
   15.1 Term..............................................................43
   15.2 Termination.......................................................43
   15.3 Notice of Termination.............................................43
   15.4 Effect of Termination.............................................43

ARTICLE 16  GENERAL PROVISIONS............................................44
   16.1 Survival of Covenants, Representations and Warranties.............44
   16.2 Dispute Resolution................................................44
   16.3 Notices...........................................................44
   16.4 Currency..........................................................45
   16.5 Sections and Headings.............................................46
   16.6 Rules of Construction.............................................46
   16.7 Construction......................................................47
   16.8 Entire Agreement..................................................47
   16.9 Time of Essence...................................................47
   16.10 Applicable Law; Consent to Jurisdiction..........................47
   16.11 Waiver of Jury Trial.............................................47
   16.12 Public Announcement..............................................47
   16.13 Expenses.........................................................47
   16.14 Confidentiality..................................................48
   16.15 Severability.....................................................48
   16.16 Successors and Assigns...........................................48
   16.17 Accounting Treatment.............................................48
   16.18 Amendment and Waivers............................................48
   16.19 Counterparts.....................................................48

INDEX TO EXHIBITS

  Exhibit           Description

A                 Real Estate Purchase and Sale Agreement
B                 Lease
C                 Division Purchase Agreement
D                 Technology License Agreement
E                 Transition Services Agreement
F                 New Confidential Disclosure Agreement

INDEX TO SCHEDULES

Schedule          Description

1.1(a)            New Capital Equipment [Purchase Commitments]
1.1(b)            Seller Incurred Transition Cost Activities [PRCO
                  Transition Cost Analysis]
2.1(a)            Equipment  [Network Assets,  Cafeteria Assets,  M&E Assets,]
2.1(b)            Inventory [FGI,  SRM,  Operating Materials]
2.1(c)            Contracts  [Contracts Agreements Leases, Equipment Suppliers,
                  Material Supplier,  Software]
2.1(e)            Transferable Permits [List of Permits]
2.1 (k)           PRCO Developed Workproducts
2.1 (l)           Building Improvement Projects
2.4(c)            Assumed Liabilities
6                 Disclosure Schedule
6.8               Governmental Permits
6.13              HP Benefits
6.15              Contractors
7.7               Environmental Reports
8.1(a)            Transferred Regular Employees [FTE's]
8.1(b)            Transferred Fixed Term Employees [Transferred Temp. Employees]
8.2(a)(vi)        Shift Bonuses [Overtime Payment and Times Input, HP Worktime
                  Scheme,]
8.2(a)(vii)       Overtime Bonuses [Overtime at HP,  Overtime Compensation
                  Monday-Friday, Saturdays, Sundays, Examples, Entering Overtime
                  into Times, Overtime]
8.3(a)(ii)        Work Time Model Obligations
8.3(b)(2)         Estimated Closing Date Pension Liabilities for Transferred
                  Employees
8.3(b)(1)         New Pension Plan Benefits [Company Pension Scheme after
                  January 1, 1995, Company Pension Scheme]
8.5               Phased Retirement [List of Employees Phased Retirement]
8.6(a)            Early Retirement [List of Employees Early Retirement]

         THIS MASTER ASSET PURCHASE AGREEMENT (the "Agreement"), is entered into and is effective as of October 30, 1998, by and among Hewlett-Packard GmbH, a company registered and incorporated under the laws of Germany ("Seller"), Multilayer Technology GmbH & Co KG, a legal entity registered and organized under the laws of Germany ("Buyer") and The DII Group, Inc., a Delaware corporation ("DII" or "Guarantor") (herein "Agreement").


                                    RECITALS

     WHEREAS, Seller desires to sell certain assets used in the manufacturing of certain printed circuit boards including the premises used for such manufacturing at its facility located at Herrenberger Str. 110, D-71034 Boblingen, Germany;

     WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, such assets for the purchase price and subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, representations, warranties, conditions and agreements herein contained, Buyer and Seller (collectively, the "Parties") hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings specified or referred to in this Section 1.1.

     "Accepting Employee" means all Transferred Regular Employees accepting the offer of Buyer to change their contracts of employment after the Closing.

     "Accountant" has the meaning set forth in Section 3.2(c).

     "Accounts Receivable" means all amounts which are classified under GAAP as current assets which are due or otherwise owed, however, for purposes of this Agreement, shall not reflect any reserve or accrual for warranty expense.

     "Actuary" has the meaning set forth in Section 3.2(b).

     "Affiliate" means any entity which controls, is controlled by, or is under common control with, Seller or Buyer, as the case may be. An entity shall be deemed to be in control of another entity only if, and for so long as, it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

     "Aggregate Value of First Year HP Business" means the aggregate value of products delivered to or ordered (under a firm and non-cancellable purchase order with a delivery date within thirty (30) days of the anniversary of the Closing) by Seller or its Affiliates during the twelve month period after the Closing for products which are either (i) ordered pursuant to the Division Purchase Agreement or (ii) are prototypes.

     "Agreement" has the meaning set forth in the first paragraph of this Agreement

     "Assumed Liabilities" has the meaning set forth in Section 2.4.

     "Attestation" has the meaning set forth in Section 3.2(a).

     "Basic Pension Module" shall mean a defined amount of monthly pension starting at the age of 62 under the New Pension Plan.

     "Best Knowledge of Seller" means the knowledge acquired based upon reasonable inquiry of the of the following members of the PRCO management:
Harald Auch, Oswald Baer, Karlheinz Binder, David Bland, Wolfgang Boehm, Joachim Bronzcyk, Robert Edelmann, Rainer Graf, Thomas Harbach, Wolfgang Huesgen, Michael Kissel, Helmut Kroener, Hubertus Kuehner, Uwe Kujadt, Ulrike Lorenz, Karl-Heinz Maurer and Albert Ott.

     "Buyer" has the meaning set forth in the first paragraph of this Agreement.

     "Buyer New Pension Plan" has the meaning set forth in Section 8.3(b).

     "Cash Payment under the Work Time Model" means the cash payment to which the full-time employees are entitled under the Work Time Model provided they opted that the extra two hours per week are paid out and not added to their time-off accounts.

     "CDA" means that certain Confidential Disclosure Agreement effective February 3, 1998 between HP Company and Guarantor.

     "Christmas Bonus" shall mean the Christmas bonus as set forth in Section 8.2.(a)(ii).

     "Closing" has the meaning set forth in Section 4.1.

     "Closing Date" has the meaning set forth in Section 4.1.

     "Closing Date Attestation Items" means the Closing Date Current Assets, the Closing Date Current Liabilities, the Pension Cash-Out Payment, the Closing Date Pension Liability and the Closing Date Capital Equipment Adjustment.

     "Closing Date Capital Equipment Adjustment" means the greater of (i) the difference between $13,000,000 and the Closing Date Capital Equipment Value and
(ii) zero.

     "Closing Date Capital Equipment Value" means, with respect to the New Capital Equipment, the aggregate value, as defined in Schedule 1.1(a) of those units of New Capital Equipment, but only for those units which Seller, as of the Closing Date has (i) made actual payment, whether a partial payment or a complete payment or (ii) accrued a liability to make payment.

     "Closing Date Cash-Out Payment" means the actual cash payments made by Buyer pursuant to Section 8.3(b)(2).

     "Closing Date Current Assets" means, with respect to the Transferred Assets, those assets which under GAAP are classified as current assets as of the Closing Date. For purposes of clarity, following are not Transferred Assets and thus are not to be considered Closing Date Current Assets: (i) receivables arising out of inter-company "sales" between PRCO and Seller or its Affiliates and (ii) Closing Date Pension Assets.

     "Closing  Date  Current  Liabilities"  means,  with  respect to the Assumed
Liabilities, those liabilities which under GAAP are classified as current liabilities as of the Closing Date, including the Closing Date Vacation Liability and including the Transferred Transition Cost Liability (even though it would not otherwise be treated as a current liability under GAAP), except however that any amounts for the following liabilities shall not be included as current liabilities for purposes of the definition "Closing Date Current Liabilities": (i) the Closing Date Pension Liability, (ii) the Pension Cash-Out Payment and (iii) any accruals for warranty expense. For purposes of clarity, the following are not Assumed Liabilities and thus are not to be considered Closing Date Current Liabilities: (i) those liabilities accrued by Seller for periods during Seller's fiscal 1998 for benefits owed to Transferred Employees for Profit Sharing, Christmas Bonus or Stock Purchase Plan and (ii) any "inter-company " or "trade" payables for services or products purchased from internal or external suppliers.

     "Closing Date Pension Assets" means, with respect to the Transferred Employees, those assets held by Seller as of the Closing Date for the benefit of all Transferred Employees under the Old Pension Plan and the New Pension Plan.

     "Closing Date Pension Liability" means, with respect to the Transferred Employees, those liabilities accrued or otherwise owed by the Seller as of the Closing Date to all Transferred Employees under the Old Pension Plan, the New Pension Plan, the Supplementary Support Plan and the Work Time Model.

     "Closing Date Vacation Liability" means, with respect to the Transferred Employees, the aggregate value of all Transferred Employees accrued vacation balances as of the Closing Date.

     "Consensual Transfers" has the meaning set forth in Section 9.1(a).

     "Contracts" has the meaning set forth in Section 2.1(c).

     "Covenant Breach" has the meaning set forth in Section 13.2.

     "Division Purchase Agreement" means the Division Purchase Agreement in the form attached hereto as Exhibit C, to be entered into by and between Multek and HP Company.

     "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind other than Permitted Encumbrances.

     "Environmental Laws" mean any applicable law, statute, ordinance, judgment, governmental directive, regulations or other laws of the European Union, the Federal Republic of Germany, the state of Badenwurttembert, the city of Boblingen or of any other Governmental Authority with jurisdiction over the Real Estate, and which pertain to the protection of the environment, all of the foregoing as in effect on the Closing Date.

     "Environmental Reports" mean any of the reports, data or correspondence listed in Schedule 7.7.

     "Equipment" has the meaning set forth in Section 2.1(a).

     "Excluded Assets" has the meaning set forth in Section 2.2.

     "Excluded Liabilities" has the meaning set forth in Section 2.5.

     "Expenses" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and statutory fees and disbursement of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

     "Facility" shall mean the property to be sold by HP Immobilien KG to Buyer pursuant to the Real Estate Purchase and Sale Agreement.

     "Fixed Term Employees" has the meaning set forth in Section 8.1.

     "GAAP" means Generally Accepted Accounting Principles as established and understood under accounting standards in the United States of America.

     "German Antitrust Authority" means the Bundeskartellamt, Berlin. "Governmental Actions" means any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, and filings and declarations with Govern-mental Authorities.

     "Governmental Authority" means any national, supranational, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body having appropriate jurisdiction.

     "Governmental Permits" has the meaning set forth in Section 6.9.

     "Government Rules" means any law, statute, ordinance, regulation or rules of a Government Authority.

     "Gross Base Salary" means the base salary in the respective month without any other special benefits such as Vacation Bonus, Christmas Bonus, Profit Sharing, Overtime payments, or other benefits such as meal allowances and exclusive of Shift Bonuses.

         "Gross Cash Compensation" means the sum of the Gross Base Salary, the taxable Shift Bonus, the Cash Payment under the Work Time Model, and
Christmas
or Vacation bonus.

     "Guarantor" has the meaning set forth in the first paragraph of this Agreement.

     "Hazardous Substance" means any substance whose spill, release or discharge in or into the environment is regulated under Environmental Laws, and any substance which is designated under Environmental Laws as radioactive, toxic, hazardous or dangerous to the environment or as a hazardous pollutant or contaminant, but not to include asbestos present in the Building.

     "HP Company" means Hewlett-Packard Company, a corporation organized under the laws of the state of Delaware and the ultimate parent entity of Seller.

     "HP Kindergarten E.V." means Hewlett-Packard Kindergarten E.V.

     "HP Immobilien KG" means Hewlett-Packard GmbH & Co Immobilien KG, a legal entity organized under the laws of Germany and an Affiliate of Seller.

     "HSR" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Individual Base Payroll" means the sum of the Gross Base Salaries, the Cash Payments under the Work Time Model, the Shift Bonuses, the Stand-by Premiums, and the Christmas and/or the Vacation Bonus in the respective timeframe. Concerning part-time employees the payments for additional work time (without Overtime Bonuses) in the respective timeframe shall be added to this sum.

     "Intellectual Property" means worldwide patents, patent applications, patent rights, licenses, copyright registrations, copyrights (including those in computer programs, software, including all source code and object code, programming tools, drawings, specifications and data), designs, trade secrets, technology, inventions, discoveries and improvements, know-how, proprietary rights, formulae, processes, technical information, confidential and proprietary information, whether tangible or intangible, and all other intellectual property rights, whether or not subject to statutory registration or protection.

     "Lease" means the Lease, in the form attached hereto as Exhibit B to be entered into by and between Buyer and Seller on the Closing Date.

     "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

     "Main Building" means the larger building (i.e., not the Kindergarten building) described in Schedule 3 to the Lease.

     "Memorandum   of   Understanding"   means  that   certain   Memorandum   of
Understanding executed June 20, 1998 by and between HP Company and the Guarantor.

     "Monthly Gross Base Salary" means the monthly base salary at the time of Closing, without any other special benefits such as Vacation Bonus, Christmas Bonus, Profit Sharing, Overtime Payments, or other benefits such as meal allowances and exclusive of Regular Shift Bonuses.

     "Monthly Gross Salary" means the product of the Monthly Gross Base Salary at the time of Closing, including Regular Shift Bonuses, and the fraction 13/12.

     "Multek" means Multilayer Technology, Inc., a California corporation and an Affiliate of Buyer.

     "New Capital Equipment" means the Assets listed in Schedule 1.1(a), which schedule shall contain the cost of each unit of such equipment, such cost to be honored by the parties even if the actual cost shall differ.

     "New  Confidential   Disclosure   Agreement"  means  the  New  Confidential
Disclosure Agreement in the form attached hereto as Exhibit F to be entered into by and between Buyer and Seller on the Closing Date.

     "New Pension Plan" means Seller's "Basic Pension Plan" (BPP) and the "Additional Pension Plan" (APP) valid 1/1/95.

     "Notice of Disagreement" has the meaning set forth in Section 3.2(b).

     "Old Pension Plan" means Seller's "HP Pension Plan".

     "Operative Agreements" shall mean this Agreement, the Real Estate Purchase and Sale Agreement, the Division Purchase Agreement, the Technology License Agreement, the Transition Services Agreement, the Lease Agreement, and the New Confidential Disclosure Agreement.

     "Overtime Bonus" means the overtime bonus described in Schedule 8.2(a)(vi).

     "Overtime Payment" means the respective base salary for overtime hours increased by the applicable Overtime Bonus.

     "Pension Cash-Out Payment" is the aggregate cash payment made by Seller pursuant to Section 8.3(b)(ii)(2).

     "Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Permitted Encumbrances" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) undetermined or inchoate liens, charges and privileges existing as of the Closing Date and any statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever existing as of the Closing Date and claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Transferred Assets or that related to obligations that are not due or delinquent, (d) security given in the ordinary course of business as of the Closing Date to any public utility, Government Authority or to any statutory or public authority in connection with the Transferred Assets.

     "Phased Retirement Employees" has the meaning set forth in Section 8.5

     "PRCO" means Seller's printed circuit board manufacturing operation at the Site in Boeblingen, Germany.

     "Profit Sharing" has the meaning set forth in Section 8.2.(b)(i).

     "Purchase Price" has the meaning specified in Article 3.

     "PWC" has the meaning specified in Section 3.2(a).

     "Real   Estate"   means  the  real   estate   described   and   defined  as
"Vertragsgegenstand" in the Real Estate Purchase and Sale Agreement.

     "Real Estate Purchase and Sale Agreement" means the Real Estate Purchase and Sale Agreement in the form set out in Exhibit A and to be entered into between HP Immobilien KG and Buyer on the Closing Date.

     "Receivables" has the meaning set forth in Section 2.1(d).

     "Regular Employee(s)" means all employees of the Seller with indefinite employment contracts engaged in the PRCO on a full or part-time basis with the exception of (i) employees who are currently on leave of absence without a job guarantee, and (ii) employees who are on probation. Fixed Term Employees and independent contractors engaged in the PRCO are not Regular Employees for the purposes of this Agreement.

     "Regular Shift Bonuses" shall mean the average of the shift bonuses paid to the Accepting Employees from January 1 to June 30, 1998.

     "Report" has the meaning set forth in Section 3.2(c) below.

     "Schedules" means those schedules to this Agreement as up-dated by Seller prior to the Closing.

     "Section 8.6 Reimbursement" has the meaning set forth in Section 8.6.

     "Seller" has the meaning specified in the first paragraph of this Agreement.

     "Shift Bonus" means the shift bonus laid down in Schedule 8.2.(a)(vii) which increases the base salary of Regular Employees working shift.

     "Site" means all space within the Main Building other than those locations which will be leased by Buyer to Seller pursuant to the Lease and identified in Schedules 1, 2 and 3 of the Lease.

     "Stand-by Premium" means the premium paid for time in which the Regular Employee is at Buyer's disposal but not working (e.g. during the night or at the weekend).

     "Successor" means any (i) direct or indirect successor (by purchase of any asset(s), purchase of any stock, purchase of a partnership interest, merger, acquisition, reorganization, or otherwise) of a principal, (ii) any partner of the principal, (iii) any lender of the principal, (iv) any assignee, mortgagee, transferee, purchaser, encumbrancer, lessee, sublessee, successor, or foreclosure sale purchaser of any right, title or interest in the assets of the principal, or any portion thereof, and (v) any direct or indirect Successor to any of the foregoing.

     "Supplementary Support Plan" means the supplementary support plan otherwise known as "Zusatzversorgungsplan".

     "Tax(es)" means any United States, German, federal, state, provincial, regional, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, services, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

     "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     "Technology License Agreement" means the Technology License Agreement in substantially the form set out in Exhibit D to be entered into by Seller and DII on the Closing Date.

     "Termination   Protection  Act"  means  the   Termination   Protection  Act
(Kundigungsschutzgesetz) under German law.

     "Three Year Period" means the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

     "Total Base Payroll" means the sum of the Individual Base Payrolls of Buyer's regular employees (i.e., those employees with indefinite employment contracts) working in the PRCO.

     "Transferrable Permits" has the meaning set forth in Section 2.1(e). "Transferrable Regular Employee" has the meaning set forth in Section 8.1(a).

     "Transferred Assets" has the meaning set forth in Section 2.1(a).

     "Transferred Employees" means each of the Transferred Regular Employees and the Transferred Fixed Term Employees as defined in Article 8.

     "Transferred Transition Cost Liability" means those costs for services listed on Schedule 1.1(b), but only for those Services for which Seller, as of the Closing Date either (i) has not made actual payment or (ii) has not accrued a liability to make payment.

     "Transition Services Agreement" means the Transition Services Agreement in the form of Exhibit E to be entered into by Seller and Buyer on the Closing Date. "Trust" has the meaning set forth in Section 8.3(c).

     "Trustee" has the meaning set forth in Section 8.3(c).

     "Vacation Bonus" has the meaning set forth in Section 8.2.(a)(iv).

     "Years of Service" means, with respect to any Transferred Employee's prior service as an employee of Seller or a Seller Affiliate, fully completed calendar years plus the pro-rated time described in the following sentence. Not fully completed calendar years shall be counted towards Years of Service on a pro-rated basis per each full calendar month.

     "Warranty Breach" has the meaning set forth in Section 13.2.

     "Work Time Model" shall mean Seller's work time model prior to the closing.

                                    ARTICLE 2

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

     2.1 Transferred Assets. Upon the terms and subject to the conditions hereof, as of the Closing Date and with respect to all Transferred Assets, Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer free and clear of all Encumbrances, and Buyer hereby agrees to purchase and accept from Seller, all right, title and interest of Seller in and to, the Transferred Assets. For purposes of this Agreement, "Transferred Assets" shall mean:

     (a) all machinery, equipment, furniture, office equipment, communications equipment, storage tanks, spare and replacement parts and other tangible property (other than the Inventory and other than any leased automobiles) which is (i) located at the Site or (ii) used by the PRCO for ongoing operations and listed on Schedule 2.1(a), including (to the extent assignable) any warranty rights and associated claims of Seller received from any manufacturer related thereto (the "Equipment");

     (b) all raw  materials,  work-in-process,  and  finished  goods  listed  on
Schedule 2.1 (b) and located at the Site (the "Inventory"), as the same may be depleted or augmented prior to the Closing Date while being managed in the ordinary course of business;

     (c) subject to Section 9.1 below, all contracts, agreements, options, leases, licenses, commitments and other instruments of any kind to which Seller is a party and (i)listed in Schedule 2.1(c) or(ii)supply agreements exclusively relating to the PRCO (collectively, the "Contracts");

     (d) all Accounts Receivables pursuant to the Contracts (the "Receivables"), as the same may be depleted or augmented prior to the Closing Date;

     (e) all Accounts Receivable pursuant to any purchase order made by a PRCO external "trade" customer;

     (f) except with respect to Taxes, subject to Section 9.1 below, all of Seller's rights, claims, credits, causes of action or rights of setoff against third parties under the Consensual Transfers, whether liquidated or unliquidated, fixed or contingent, and all rights of Seller under or pursuant to all warrants, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with any of the Transferred Assets;

     (g) subject to Section 9.1 below, all licenses, permits, approvals, certificates, consents, orders or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held by Seller and are listed on Schedule 2.1(e) (the "Transferable Permits");

     (h) all open purchase orders from customers for PRCO products, whether cancellable or not;

     (i) (to the extent assignable) all warranty rights and associated claims of Seller received from any manufacturer related to those units of New Capital Equipment described in (i) and (ii) of the definition "Closing Date Capital Equipment Value";

     (j) subject to the provisions of Section 2.2, below, with respect to intellectual property matters, originals or copies of all books, records, files and papers of Seller (or any portions thereof) that relate to the Transferred Assets and which are required to continue the operations of the PRCO, either in hard copy or computer format, including, invoices, sales and promotional literature, sales and purchase correspondence (excluding any information related to materials pricing), lists of suppliers, customers, personnel and employment records of the Transferred Employees (with such Transferred Employee's prior written consent where legally required), maintenance records and schedules for the Facility and the Equipment, and documentation developed or used for accounting and marketing (other than Tax returns, reports, forms, documents or other Tax related memoranda);

     (k) the workproducts listed on Schedule 2.1(k);

     (l) (to the extent assignable) all warranty rights and associated claims of Seller received from any vendor or service provider related to those building improvement projects listed in Schedule 2.1(l) ;

     (m) all goodwill associated with the Transferred Assets.

     2.2 Intellectual Property; Real Estate.

     (a) All Intellectual Property matters relating to the licensing of Intellectual Property are addressed exclusively in the Technology License Agreement and are not a subject matter of this Agreement. Notwithstanding the previous sentence, the workproducts listed on Schedule 2.1(k) are subject to the rights, restrictions and obligations as described in such schedule.

     (b) The legal transfer of the Real Estate is addressed in the Real Estate Purchase and Sale Agreement and, except as provided in Articles 3, 6, 13 and 14, is not a subject matter of this Agreement.

     2.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement or any agreements contemplated by this Agreement, the following assets (collectively, the "Excluded Assets") will be retained by Seller, and are excluded from the Transferred Assets:

     (a) any interest in or right to use any trademark or service mark owned by Seller or any of its Affiliates or any associated logo or any derivative thereof;

     (b) all assets existing as of the Closing Date as assets held in trust for the Transferred Employees pursuant to obligations under the New Pension Plan and the Old Pension Plan, the Supplementary Support Plan and the Work Time Model;

     (c) all contracts of procurement, except that which relate exclusively to PRCO procurement needs and otherwise listed in Schedule 2.1(c);

     (d) all contracts of insurance;

     (e) Seller's interest in and to all telephone, telex and telephone facsimile numbers and other directory listing;

     (f) assets used by the HP Kindergarten E.V.;

     (g) all contracts of licenses pursuant to which Seller licenses software from a third party, except that which is used exclusively by the PRCO pursuant to such license and otherwise listed in Schedule 2.1(c);

     (h) any accounts receivable arising out of inter-company "sales" between PRCO and Affiliates of Seller;

     (i) all other  assets  of  Seller  which do not  comprise  the  Transferred
Assets.

     2.4 Assumed Liabilities. Upon the terms and subject to the conditions hereof, as of the Closing Date, Seller will assign and transfer to Buyer, and Buyer will assume, and shall fully perform and discharge, on a timely basis and in accordance with their respective terms, the following liabilities and obligations (collectively, the "Assumed Liabilities"):

     (a) all liabilities and obligations of Seller arising out of or associated with the Transferred Assets, other than "inter-company sales" or "trade payables" for services or products purchased from internal or external customers;

     (b) all  liabilities  and  obligations  to be assumed by Buyer  pursuant to
Article 8 of this Agreement with the exception of the following which are to be paid by Seller directly to the Transferred Employees: profit sharing, stock purchase plan and Christmas Bonus claims of the Transferred Employees for the fiscal year ending October 31, 1998 (and due in November, 1998);

     (c) all purchase orders for Transferred Transition Cost Liabilities;

     (d) all purchase orders for New Capital Equipment other than for those units described in (i) and (ii) of the definition "Closing Date Capital Equipment Value"; and

     (e) those liabilities listed on Schedule 2.4(c).

     2.5 Excluded Liabilities. Buyer shall not assume any liabilities or obligations of Seller under this Agreement other than the Assumed Liabilities.

                                    ARTICLE 3

                                 PURCHASE PRICE

     3.1 Purchase Price. At the Closing and on terms and subject to the conditions set forth in this Agreement, Buyer agrees to cause to be paid to Seller a total of US$89,900,000 (the "Purchase Price") and to assume the Assumed Liabilities. The Purchase Price shall be payable at the Closing pursuant to
Section 4.2, and later shall be adjusted pursuant to Section 3.3. The Purchase Price includes all payments for the Real Estate and Building to be purchased by Buyer under the Real Estate Purchase and Sale Agreement. At the Closing, the appropriate allocation of the Purchase Price with respect to the Real Estate and Building shall be made as mutually agreed upon by Buyer and HP Immobilien KG, including, if applicable and agreed to by Buyer and HP Immobilien KG, converting, the purchase price of the Real Estate and Building into German Marks.

     3.2  Post Closing Attestation.

     (a) As promptly as practicable, but no later than 90 days after the Closing Date, Seller will cause Price Waterhouse Coopers Germany ("PWC") to attest to each of the Closing Date Attestation Items and to deliver such attestations together with a schedule setting forth PWC's findings in connection therewith (collectively with the schedule, the "Attestation"). Buyer, at its own expense, shall cause its employees, its Affiliates and its Affiliate's employees to assist Seller, its Affiliates and PWC in the preparation of the Attestation and shall provide Seller, its Affiliates and PWC access at all reasonable times to the personnel, properties, books and records of Buyer for such purpose. The fees and expenses of PWC's work shall be shared equally between Seller and Buyers. The Attestation shall be accompanied by a report from PWC detailing procedures applied and related findings.

     (b) As promptly as practicable, but no later than 28 days after the Closing Date, Buyer will cause Deloitte and Touche, Stuttgart (the "Actuary") to make a determination (the "Determination") of the Closing Date Pension Liabilities and to compare such Determination with the calculation provided under Schedule 8.3(b)(2). The Actuary shall make the Determination in conformance with customary actuarial procedures as understood in Germany as of the Closing Date and, to the extent practicable, consistent with the calculation methodology used by Seller (in the appraisal dated September 23, 1998 by William M. Mercer GmbH) for the amounts listed in Schedule 8.3(b)(2). The fees and expenses of the Actuary's work shall be shared equally between Seller and Buyer. The Determination shall be presented to PWC for incorporation into the Attestation. To the extent of any difference between the amounts provided under Schedule 8.3(b)(2) and the amounts in the Determination accepted by both parties as part of the Attestation, such difference shall be paid by the appropriate party in accordance with Section 3.7.

     (c) If Buyer or Seller disagrees with any of the Closing Date Attestation Items contained in the Attestation, either party (the "Objecting Party") may, within 20 days after delivery of the Attestation to it, deliver to the other party a notice disagreeing with such calculation and setting forth the Objecting Party's calculation of such amount ("Notice of Disagreement"). Any such Notice of Disagreement shall specify those items or amounts as to which the Objecting Party disagrees, and the Objecting Party shall be deemed to have agreed with all other items and amounts contained in the Attestation.

     (d) If a Notice of Disagreement shall be duly and timely delivered pursuant to Section 3.2(c), the parties hereto shall, during the 15 days following such delivery, use their diligent efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Date Attestation Item in dispute. If, during such period, the parties are unable to reach agreement, they shall promptly thereafter cause a mutually acceptable internationally recognized independent accounting firm (the "Accountant") other than the PWC to promptly review this Agreement, the appropriate books and records and the disputed items or amounts for the purpose of calculating such items. If Buyer and Seller cannot agree on an independent accounting firm, Buyer and Seller shall each submit the name of one or two accounting firms that satisfy the qualifications set forth in this clause (d) and the independent accounting firm shall be selected by lot from those firms whose names were submitted. In making such calculation, the Accountant shall consider only those items or amounts in the Attestation as to which Buyer or Seller has disagreed. The Accountant shall deliver to Seller and Buyer, as promptly as practicable, a report (the "Report") setting forth its determination of the disputed items or amounts. The Report shall be final and binding upon the parties hereto. The Accountant's fees and expenses shall be borne by the Objecting Party, unless both Buyer and Seller are Objecting Parties in which case such fees and expenses shall be shared equally between Buyer and Seller.

     3.3 Adjustment to the Purchase Price.

     (a) If the difference between (i) the sum of the Closing Date Current Assets and the Section 8.6 Reimbursement and (ii) the sum of the Closing Date Current Liabilities and the Closing Date Capital Equipment Adjustment exceeds $10,250,000, then the Buyer shall pay to Seller, as an adjustment to the Purchase Price, in the manner and without interest as provided in Section 3.4, the amount by which such difference exceeds $10,250,000.

     (b) If the difference between (i) the sum of the Closing Date Current Assets and the Section 8.6 Reimbursement and (ii) the sum of the Closing Date Current Liabilities and the Closing Date Capital Equipment Adjustment is less than $10,250,000, then the Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and without interest as provided in Section 3.4, the amount by which such difference is less than $10,250,000.

     3.4 Payment of  Adjustment  to  Purchase  Price.  Any  payment  pursuant to
Section 3.3 shall be made (a) within 20 days after Seller's delivery of the Attestation if no Notice of Disagreement with respect thereto is timely delivered to Seller pursuant to Section 3.2(b) or (b) if a Notice of Disagreement with respect thereto is timely delivered pursuant to Section 3.3(b), then within 10 days after the earlier of (i) agreement between the Parties pursuant to Section 3.2(c) with respect to the disputed items and amounts in the Attestation or (ii) delivery of the Accountant's calculation of such disputed items and amounts pursuant to Section 3.2(c).

     3.5 ****REDACTED****

     3.6 Transaction Adjustment. Seller shall pay Buyer $6,000,000 as a transaction adjustment. Such transaction adjustment shall be paid by Seller in two tranches of $4,000,000 and $2,000,000. The first $4,000,000 tranche shall be payable on or before January 27, 1999 and the second $2,000,000 tranche shall be payable on or before April 27, 1999.

     3.7 Payment and Reimbursement of Pension Plan Liabilities and Closing Date Cash-Out Payment.

     (a) On terms and subject to the conditions set forth in this Agreement, Seller agrees at the Closing to cause to be paid into the Trust for the benefit of the Transferred Employees the aggregate value of the Closing Date Pension Liability as estimated pursuant to Schedule 8.3(b)(2) (the "Estimate"). If, after the Closing, it is determined that the Estimate is lower than the correct amount as determined pursuant to Section 3.2, then Seller shall pay Buyer for the benefit of the Trust (or Seller shall pay directly into the Trust) the difference between the Estimate and such correct amount. If, after the Closing, it is determined that the Estimate is greater than the correct amount as determined pursuant to Section 3.2, then Buyer shall pay (or have the Trust pay) Seller the difference between the Estimate and such correct amount. Any such payment shall be due and payable on the date provided in Section 3.4

     (b) On terms and subject to the conditions set forth in this Agreement, Seller shall reimburse Buyer for the aggregate value of the Closing Date Cash-Out Payment. Such reimbursement shall be due and payable on the date provided in Section 3.4.

     (c) All  payments  made  pursuant  to this  Section  3.7 shall be in German
Marks.

     3.8 Payment Instructions. Any payment made pursuant to this Article 3 shall be made by wire transfer or by delivery to the payee of the required amount in immediately available funds to such account as payee shall have designated for such purpose.

     3.9 Communications. Buyer shall insure that any confirmation letters or similar request made by Buyer, its Affiliates or any of their accountants, investment bankers, or advisors regarding Seller's or Seller's Affiliate's characterization of the transactions described herein shall be directed to Seller to the addresses described in Section 16.3(a)(ii) below.

                                    ARTICLE 4

                                     CLOSING

     4.1 The Closing. The transactions contemplated by this Agreement shall be consummated (the "Closing") at the Seller's corporate offices at Boblingen, Germany at 1:00 p.m., local time, on October 30, 1998, or such other place, time and date as the Parties shall agree in writing, provided that all conditions set forth in Articles 11 and 12 shall have been satisfied or waived. The time and date on which the Closing is actually held is sometimes referred to herein as the "Closing Date."

     4.2 Payment on the Closing Date. At the Closing, Buyer shall make the payments provided for in Section 3.1 by wire transfer of immediately available funds to Seller's bank account as directed by Seller. At the Closing, Seller shall make the payments to the Trust as provided in Section 3.7 by wire transfer of immediately available funds to the account of the Trust as directed by the trustee of the Trust.

                                    ARTICLE 5

                                   TAX MATTERS

     5.1 Filing of Returns and Payment of Taxes. Seller shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authority all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets and the Real Estate (except as otherwise provided in the Real Estate Agreement) as well as all waste water and water supply fees attributable to any time period ending on or prior to the Closing Date (herein the "Pre-Closing Tax Period"). Buyer shall prepare and file or cause to be prepared and filed, with the appropriate Governmental Authority all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets and the Real Estate attributable to any taxable period which is not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with the Governmental Authorities, it is necessary that a Party be furnished with additional information, documents or records relating to the Transferred Assets or the Real Estate, both Seller and Buyer agree to use reasonable efforts to furnish or make available such nonprivileged information at the other's request, cost and expense; provided, however, that neither Party shall be entitled to review or examine the Tax Returns of the other Party.

     5.2 Refunds and Credits. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of Seller and any refunds and credits attributable to the period which is not part of the Pre-Closing Tax Period shall be for the account of Buyer.

     5.3 Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, sales, use, registration, value-added, and any other similar Taxes and related fees incurred in connection with this Agreement and the other Operative Agreements, and the transactions contemplated hereby and thereby, shall be borne by Buyer. To the extent legally able to do so, Buyer and Seller shall cooperate with each other to obtain exemptions from such Taxes, provided that neither Party shall be obligated to seek any exemption that would require any audit by a Governmental Authority of its books and records.

     5.4 Value-Added Taxes. Buyer and Seller assume that no VAT is applicable to and in connection with this Agreement and each of the Operative Agreements (other than the Division Purchase Agreement and the Lease, where VAT is treated separately). If, contrary to that assumption, it is determined by the tax authorities that VAT is payable, Buyer shall bear such VAT at the applicable rate. In lieu of the actual payment of the VAT in connection with this Agreement and each of the Operative Agreements (other than the Division Purchase Agreement and the Lease), Seller waives its claim to receive VAT from Buyer and Buyer herewith assigns its right to VAT reimbursement to Seller. Seller and Buyer shall file a notice of assignment to the local tax authorities according to
Section 46 Fiscal Code (Abgabenordnung).

                                    ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth in Schedule 6 (the "Disclosure Schedule") Seller represents and warrants to Buyer as follows:

     6.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of Germany, with all requisite corporate power and authority to own its properties and conduct its business and to own, lease and operate its assets. Seller is duly qualified to conduct business and is in good standing in those jurisdictions in which Seller is required to qualify in order to own the Transferred Assets or carry on its business, except where the failure to qualify would not have a material adverse effect on the Transferred Assets or Seller's ability to carry on its business.

     6.2 Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the Operative Agreements to which it is or is specified to be a party and to perform its obligations hereunder and thereunder. This Agreement has been and each of the Operative Agreements to which Seller is or is specified to be a party will be, upon their execution and delivery, duly and validly authorized, executed and delivered by Seller and this Agreement constitutes, and each of the Operative Agreements to which Seller is or is specified to be a party will constitute, the valid and binding agreement of Seller enforceable against Seller in accordance with its respective terms, except (a) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

     6.3 No Violation. The execution and delivery by Seller of this Agreement and each of the Operative Agreements to which it is or is specified to be a party does not, and the performance by Seller of its obligations hereunder and thereunder will not: (a) conflict with, or result in a breach of, any of the provisions of its charter documents or by-laws; (b) breach, violate or contravene any applicable law, statute, ordinance, regulation or rule of a Governmental Authority; (c) create any right of termination or acceleration or encumbrance that, in the aggregate would have a material adverse effect on the Transferred Assets or the authority or ability of Seller to perform either its obligations under this Agreement or any of the other Operative Agreements to which it is or is specified to be a party; (d) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instruments (other than the assignment provisions of any Consensual Transfer which shall be subject to Section 9.1, hereof) to which it is a party or by which it or any of the Transferred Assets may be bound that would have a material adverse effect on the Transferred Assets or the authority or ability of Seller to perform either its obligations under this Agreement or any of the other Operative Agreements to which it is or is specified to be a party; or (e) result in the creation of any Encumbrances upon any of the Transferred Assets.

     6.4 Government Consents and Filings. No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Seller is required in connection with the execution or delivery by Seller of this Agreement or any of the other Operative Agreements to which it is or is specified to be a party or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) the premerger notification required by HSR and expiration or early termination of the HSR waiting period and (ii) post-merger notification to the German Antitrust Authority and expiration or early termination of the applicable time period.

     6.5 No Broker. Seller has engaged no Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or any of the Operative Agreements to which it is or is specified to be a party or the consummation of the transactions contemplated hereby or thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated hereby or thereby.

     6.6 Taxes. There are (and as of the Closing there shall be) no Encumbrances on the Transferred Assets relating to or attributable to Taxes.

     6.7  Equipment.  To the Best Knowledge of Seller,  the Equipment  listed on
Schedule 2.1(a) constitutes all material machinery and manufacturing equipment required by Seller to conduct those printed circuit board manufacturing operations conducted by Seller at the Site immediately prior to the Closing.

     6.8 Governmental Permits. Seller or its Affiliates have the licenses and permits and other governmental authorizations and approvals as set forth on
Schedule 6.8, and such licenses and permits constitute all material licenses and permits required by Seller pursuant to Government Rules to conduct its printed circuit board manufacturing operations at the Site immediately prior to the Closing Date. All such licenses and permits held by Seller which are material to Seller's use of the Transferred Assets prior to the Closing are valid and in full force and effect.

     6.9 Governmental Compliance. Seller has complied in all material aspects with all Governmental Rules with respect to Seller's operation of PRCO as conducted by Seller immediately prior to the Closing. Since November 1, 1997, Seller has not received any written notification of any asserted failure on its part to comply with Government Rules with regard to PRCO or the Transferred Assets.

     6.10 Title to Personal Property. Seller has good, valid and salable title to all tangible Transferred Assets listed on Schedule 2.1(a) and Schedule 2.1(b) hereto, free and clear of any Encumbrances, except those assets disposed of in the ordinary course of business after the date hereof.

     6.11 Contracts.

     (a) Each Contract is a legal, valid, and binding obligation of Seller, and, to the Best Knowledge of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally, or by general principles of equity.

     (b) Seller has performed or is performing all material obligations required to be performed by it under the Contracts and is not in breach or default in any material respect thereunder; and, to the Best Knowledge of Seller, no other party to any of such contracts is in breach or default in any material respect thereunder. Notwithstanding the above, Seller makes no representations with respect to such Contracts regarding infringement or misappropriation of Intellectual Property.

     (c) Since November 1, 1997, Seller has neither received nor provided any written notice of any default or alleged default under any Contracts which has not heretofore been cured or which notice has not heretofore been withdrawn. Seller, to its Best Knowledge, does not know of any material default under any Contracts which are material to the operation of the PRCO by any other party thereto or by any other person bound thereunder, or of any event or circumstance which, with the giving of notice or the passage of time, or both would permit any party thereto to terminate any such contract.

         6.12     Environmental Matters.

     (a) As of the  Closing  Date and  except  as set  forth  in the  Disclosure
Schedule:

     (i) Seller's operations at the Real Estate are and at all relevant times have been in compliance in all material respects with all applicable Environmental Laws

     (ii) Neither Seller's operations of the PRCO at the Real Estate nor the Real Estate is subject to any judgment, order, consent order or consent decree issued under Environmental Laws by any court or by any Governmental Authority with jurisdiction over the Real Estate or over Seller's operations of the PRCO at the Real Estate.

     (iii)There are no charges, complaints, lawsuits, or governmental investigations pending or threatened in writing with respect to the Real Estate or Seller's operations of the PRCO at the Real Estate alleging any violation of Environmental Laws.

     (iv) Seller has in full force and effect at the Closing Date any material permits, licenses and other authorizations that are required under Environmental Laws for the conduct of Seller's operations of the PRCO at the Real Estate in the manner conducted by Seller at and immediately prior to the Closing Date.

     (v)  There  are no known  underground  storage  tanks  located  on the Real
          Estate.

     (vi) Seller has not received any written notice or claim that it is or may be liable to any party as a result of a release or threatened release of Hazardous Substances from its operations of the PRCO on the Real Estate or which has migrated from the Real Estate to the property of adjoining landowners. (vii) There is no friable asbestos present in the Building.

     (b) The representations and warranties set forth in this Section 6.12 are the sole and exclusive representations and warranties made by Seller to Buyer concerning environmental matters as regards the Real Estate, the Building and the Transferred Assets.

     6.13 Employee Benefits. Seller has previously delivered or made available to Buyer the benefits manual for Seller's fiscal 1998 and 1997 which manuals describe all material employee benefit plans and programs made available to Regular Employees during such fiscal years. To the Best Knowledge of Seller, with respect to each employee benefit plan, Seller has complied in all material respects with, and each such employee benefit plan conforms in all material respects in form and operation to, all applicable laws and regulations.

     6.14 Litigation. Except as set forth in Schedule 6.14, there are no actions, suits, proceedings or governmental investigations relating to or involving Seller in respect of the PRCO or any Transferred Assets by or before any Governmental Authority either pending or, to the Best Knowledge of Seller, threatened or any outstanding order, injunction, judgment, writ, award or decree against Seller, the PRCO or any Transferred Assets or the transactions contemplated hereby.

     6.15 Transferred Employees. Seller represents and warrants that (i) the persons listed in Schedule 8.1(a) constitute the only Regular Employees working in the PRCO, (ii) all Transferred Fixed Employees have duly limited contracts in accordance with the principles governing the limitation of employment contracts under German Law and (iii) that none of the independent contractors listed on
Schedule 6.15 is, as a result of activities solely occurring prior to the Closing, entitled under German law to the status of a Regular Employee. The exclusive remedy for a breach of the representation and warranty (iii) is as set forth in Sections 13.3(d).

     6.16 Employee Relations and Labor Matters. To the Best Knowledge of Seller:

     (a) There is no labor strike, dispute, slowdown, work stoppage, or lockout in effect nor has any such labor controversy occurred or been threatened in writing within the past three years

     (b) There is no grievance or arbitration proceeding pending or threatened in writing which might have a material adverse effect on the PRCO; and

     (c) There is no formal unfair labor practice charge or complaint pending or threatened in writing relating to PRCO.

     6.17 Financial Statements and Reports. Seller has previously delivered or made available to Buyer historical management reports on Seller's expense, cost and assets related to Seller's PRCO for the three year period ending October 31, 1997. To the Best Knowledge of Seller, this financial information is based on Seller's ledger and cost system reports, consistently applied and accurate in all material respects.

     6.18 Disclosure. No representation or warranty made by Seller in this Agreement or any Schedule hereto or certificate required to be furnished by or on behalf of Seller to Buyer pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

     6.19 Exclusive Warranties. (a) Except for the express representations and warranties set forth in this Agreement, Seller makes no representation or warranty, express or implied, with respect to the Transferred Assets and the Assumed Liabilities which are being sold "AS IS" in all respects with all faults, including all environmental matters and liabilities (other than such environmental liabilities expressly retained by Seller pursuant to the express terms of this Agreement). SELLER EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

                                    ARTICLE 7

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer and Guarantor each hereby jointly and severally represents and warrants to Seller as follows:

     7.1 Organization of Buyer. Buyer is a duly organized and validly existing corporation in good standing under the laws of Germany and Guarantor is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware, each with all requisite power and authority to own, lease and operate its properties and conduct its business, including, in the case of Buyer, its performance of the Assumed Liabilities, and each is duly qualified in each jurisdiction in which its ownership of property, including, in the case of Buyer, the Transferred Assets and the Real Estate, and its conduct of business, including, in the case of Buyer, its performance of the Assumed Liabilities, requires such qualification except where the failure to so qualify would not have a material adverse effect upon Buyer's acquisition of the Transferred
Assets hereunder or the performance by Buyer or Guarantor of its respective obligations under this Agreement or the other Operative Agreements.

     7.2 Authority. Each of Buyer and Guarantor has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Operative Agreements, and to perform its obligations hereunder and thereunder. This Agreement has been, and each of the other Operative Agreements will be, upon their execution and delivery, duly and validly authorized, executed and delivered by each of Buyer and Guarantor and this Agreement constitutes, and each of the other Operative Agreements will constitute the valid and binding agreement of Buyer and Guarantor enforceable against each of Buyer and Guarantor in accordance with its respective terms. No other corporate proceedings on the part of Buyer or corporate proceedings on the party of Guarantor are necessary to authorize Buyer's or Guarantor's execution or performance of this Agreement or any of the Operative Agreements and the transactions contemplated hereby or thereby.

     7.3 No Violation. The execution and delivery by each of Buyer and Guarantor of this Agreement and each of the other Operative Agreements does not, and the performance by each of Buyer and Guarantor of its respective obligations hereunder and thereunder will not: (a) conflict with, or result in a breach of, any of the provisions of its [charter documents or by-laws]; (b) breach, violate or contravene any applicable law, statute, ordinance, regulation or rule of a Governmental Authority; (c) create any right of termination or acceleration or encumbrance that in the aggregate would have a material adverse effect on the authority of either to perform its obligations under this Agreement or the other Operative Agreements; or (d) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which either Buyer or Guarantor is a party or by which either Buyer or Guarantor or any of the properties of either one of them may be affected or bound that in the aggregate would have a material adverse effect on the authority or ability of either Buyer or Guarantor to perform its obligations under this Agreement or the Operative Agreements.

     7.4 Government Consents and Filings. Other than as set forth in Schedule 7.4, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Buyer or Guarantor is required in connection with the execution or delivery by Buyer or Guarantor of this Agreement or any of the other Operative Agreements or the consummation by Buyer or Guarantor of the transactions contemplated hereby or thereby, other than the (i) premerger notification required by HSR and expiration or early termination of the HSR waiting period and (ii) post-merger notification to the German Antitrust Authority and expiration or early termination of the applicable time period.

     7.5 No Broker. Neither Buyer nor Guarantor has engaged any Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Operative Agreements or the consummation of the transactions contemplated hereby or thereby, and Buyer and Guarantor shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer or Guarantor in connection with the transactions contemplated hereby or thereby.

     7.6 Licenses and Permits. Each of Buyer and Guarantor has made its own investigation of the Governmental Actions Buyer or Guarantor will require on and after the Closing Date and agrees that Buyer is responsible for obtaining such Governmental Actions for its operations on and after the Closing, subject to Seller's obligations hereunder to transfer from Seller to Buyer the Transferable Permits and the provisions of Section 9.1 below.

     7.7 Environmental Matters. Each of Buyer and Guarantor represents that it has received and read each of the Environmental Reports set forth on Schedule
7.7 hereto.

     7.8 Employees. Except as specifically provided herein, Seller will not have, as a consequence of the transactions contemplated hereby, any liability or obligation with respect to any Transferred Employees or any other employees of Buyer or any Affiliate of Buyer in connection with their performance of services to Buyer or any of its Affiliates after the Effective Time.

     7.9 Disclosure of Information. Buyer represents that it has had an opportunity to ask questions and receive answers from Seller regarding the Transferred Assets and Assumed Liabilities. ARTICLE 8

                         EMPLOYEE TRANSFER AND BENEFITS

         8.1      Transferred Employees.

     (a) Seller and Buyer agree that the employment relationship between Seller and all Regular Employees working in the PRCO as of the Closing Date shall be, as of the Effective Time, transferred and assumed by Buyer by and in accordance with the applicable law (notably and in particular paragraph 613a of the German Civil Code [BGB]) and become employees of Buyer with indefinite employment contracts (the "Transferred Regular Employees") . At the Closing, Seller shall provide to Buyer an updated list as set forth in Schedule 8.1 (a) hereto of all Transferred Regular Employees to become Buyer Regular Employees as of the Closing Date. Schedule 8.1 (a) shall include (i) the then current monthly compensation provided by Seller to each Transferred Regular Employee, (ii) any scheduled increase in the rate of compensation of any Transferred Regular Employee and (iii) Years of Service.

     (b) Seller and Buyer agree that the employment relationship between Seller and all employees with fixed term employment contracts ("Fixed Term Employees") working in the PRCO as of the Closing Date shall be, as of the Effective Time, transferred and assumed by Buyer for the remainder of and until the expiration of their fixed term employment (the "Transferred Fixed Term Employees"). At the Closing, Seller shall provide to Buyer a list as set forth in Schedule 8.1 (b) hereto of all Transferred Fixed Term Employees to become Buyer Fixed Term Employees of Buyer as of the Closing Date. Schedule 8.1 (b) shall also include with respect to each Transferred Fixed Term Employee, (i) the contracted compensation provided by Seller to each Transferred Fixed Term Employee (ii) the expiration date of the fixed term employment relationship with each Transferred Fixed Term Employee and (iii) whether each of such Transferred Fixed Term Employees is employed on a part-time or full-time basis. Upon expiration of their fixed term employment contracts Buyer shall be free to assume such Transferred Fixed Term Employees as Buyer's employees. Except as described in this Section 8.1(b), the Transferred Fixed Term Employees shall not be subject to the benefits and protection as stipulated in this Article 8.

         8.2      Benefits and Protection.

     (a) Buyer hereby covenants and agrees that no Accepting Employee may be terminated by Buyer for "operational reasons" (as "operational reasons" is defined and understood under the Termination Protection Act) during the Three Year Period and all prior service with the Seller shall count as Years of Service with Buyer in every respect. In addition, each of the Accepting Employees shall receive during the Three Year Period the following benefits and protections described below with no reduction or change which would be adverse or otherwise detrimental to the Accepting Employees during such Three Year
Period:

          (i)  The Monthly Gross Base Salary;

          (ii) A Christmas Bonus paid each November equal to fifty percent (50%) of the Accepting Employee's then most recent October base salary computed identical to Seller's Christmas Bonus prior to the Closing;

          (iii)Annual  vacation  equal to the greater of (i) thirty (30) days or
               (ii) that number of days of annual leave that the Accepting Employee is entitled to as of the Closing Date;

          (iv) Observance of all standard local holidays (currently eleven days);

          (v) A Vacation Bonus paid each May equal to seventy-two percent (72%); of the Accepting Employee's then most recent April base salary computed identical to Seller's Vacation Bonus prior to the Closing;

          (vi) Shift Bonuses according to Schedule 8.2.(a)(vi); and

          (vii) Overtime Bonuses according to Schedule 8.2.(a)(vii).

     (b) Buyer hereby covenants and agrees that all Accepting Employees shall receive the following benefits subject to Buyer's then current benefits plans in this regard:

          (i) Profit Sharing. Buyer will allocate 10% of the pre-tax operational earnings of PRCO to the profit sharing pool. The available pool will then be divided by the Total Base Payroll to determine the equal percentage of the Individual Base Payroll ("Profit Sharing Percentage"). This plan will be initiated for Guarantor's fiscal year 1999.

          (ii) Employee Stock Ownership Plan. Buyer will provide PRCO employees with an employee stock purchase plan. This plan will enable employees to withhold up to 10% of their Gross Cash Compensation (deducted from the net salary) for the purchase of shares of DII common stock. These shares may be purchased once every six months at a 15% discount to the lower of the price at the beginning of the previous six month period or at its end.

          (iii)Cash Performance Bonuses. A select group of key managers will have an additional bonus plan based upon performance. This will be implemented in the planning cycle in the first full Guarantor's fiscal year, beginning January 1, 1999. The target bonus amount for plan attainment will be 10% of base salary with upside potential for exceeding the plan. The General Manager in conjunction with Buyer's management will determine the participants in this plan.

          (iv) Stock Option Program. On an annual basis, based upon overall company results, DII's Board of Directors shall approve a pool of stock options which are then allocated to the divisions based upon their performance and distributed at the business unit level by the General Manager in conjunction with Buyer's management.

          (v) Sickness Benefits for Extended Illness. Buyer will offer 100% of 6 weeks salary for extended illness.

          (vi) Service Awards, Flexible Work Hours, Insurance and Other Benefits. Buyer will offer benefits which are comparable or better than provided by Seller immediately prior to the Closing, including flexible work hours, insurance, and service awards. Service providers may be used for counseling, insurance, cafeteria, tea and coffee stations, etc. at Buyer's discretion and expense.

     8.3 Treatment of Time-Off Accounts and Pension Plans.

     (a) Time-Off Accounts and Work Time Model.

          (i) Buyer acknowledges and shall honor time-off accounts existing and earned by each Transferred Employee with the Seller (vacation, short- and long-term accounts). Rights to time-off accounts hereby transferred shall have no expiration date. Statutory expiration dates for time-off accounts or expiration dates under any collective tariff agreement shall not apply.

          (ii) At the closing, Buyer shall assume the existing obligations for all Transferred Employees under the Work Time Model as set forth in Schedule 8.3(a).

          (iii) At the Closing, Buyer shall implement the Work Time Model.

     (b) Pension Plans. At the Closing, Buyer shall assume the existing obligations under the New Pension Plan, Supplementary Support Plan and the Old Pension. Buyer and Seller are aware of the forthcoming release of new Richttafeln 1998 von Prof. Dr. Klaus Heubeck (best translated as guidelines for the actuarial valuation of pension rights, released by K. Heubeck), replacing the existing Richttafeln of 1983, taking into account revised decrement rates. Seller and Buyer agree that the calculated Basic Pension Modules shall remain unchanged. Upon release of the new Richttafeln, should such release occur within 90 days after the Closing, Seller shall cause William M. Mercer GmbH to recalculate the "Total Present Value of Old Pension Plan" calculated in the William M. Mercer GmbH appraisal dated September 23, 1998 using the new Richttafeln at an interest rate of 4 % p.a. The percentage increase of "Total Present Value of Old Pension Plan" (ratio of recalculated "Total Present Value of Old Pension Plan" to original "Total Present Value of Old Pension Plan" based on the employees as set forth in the above mentioned appraisal) shall be applied to the total pension liabilities as listed in Schedule 8.3(b)(2), but excluding Supplementary Support Plan amounts (SPP). Seller shall pay to Buyer's Trust for the benefit of the employees within 30 days upon receipt of such recalculation the balance between pension liabilities already paid by HP per Schedule 8.3(b)(2) and the newly calculated amount.

          (i) The assignment of the existing obligations under the Old Pension Plan shall take place by conversion of the cash value into a Basic Pension Module of the Basic Pension Plan of the Buyer's New Pension Plan whereby the cash value shall be determined according to the general accepted insurance mathematical rules. Buyer shall pay out this cash value to Accepting Employees leaving Buyer if the pension has not yet become irrevocable under mandatory law (before age 35 or less than 10 Years of Service). The present value estimate of the Closing Date Pension Liabilities is listed in Schedule 8.3(b)(2).

          (ii) For each of those Accepting Employees who are entitled to benefits under the Old Pension Plan, Buyer shall offer, in exchange for termination of future benefits under the Old Pension Plan, (1) continuing benefits from the Closing Date under the terms of a pension plan which is substantially identical to the New Pension Plan and which shall include the benefits described in Schedule 8.3(b)(1) ("Buyer's New Pension Plan") and (2) a one-time cash payment to be made by Buyer within one (1) month of the Closing in an amount as described in Schedule 8.1(a) under the column "One Time Conversion Payment" (the "Closing Date Cash-Out Payment").

     (c) Trust. Buyer shall be obliged to establish and maintain a trust for the benefit of the Transferred Employees in line with Seller's trust concept, including that the assets placed in such trust shall be appropriately segregated from the operating assets of Buyer (the Trust"). The trustee for the Trust shall be an attorney admitted to practice law in Germany and otherwise qualified under German law to act as a trustee for the Trust (the "Trustee"). At the Closing, Buyer shall place into the Trust the aggregate cash value of the Closing Date Pension Liability.

     8.4 Letter to Employees. Seller and Buyer shall inform all Regular Employees working in the PRCO in an information letter, the form of which shall be mutually agreeable to the Parties.

     8.5 Phased Retirement. The Regular Employees who are covered by phased retirement and listed in Schedule 8.5 shall be hired out by Seller as temporary workers, subject to the consent of such employees. Buyer shall pay Seller for the services of such temporary workers in an amount equal to Seller's fully loaded cost for such employees and pursuant to a separate agreement (which may be entered into after the Closing) in a form proposed by Seller and reasonably acceptable to Buyer.

     8.6 Transition Benefits; Cost Sharing.

     (a) Prior to the Closing, Seller shall offer to those Transferred Regular Employees who are age 50 or above, the option to take early retirement and be paid a one time early retirement benefit which for each of such Transferred Regular Employee accepting early retirement (as set forth in Schedule 8.6(a)) will be equal to the sum of (i) 0.5 x such Transferred Regular Employee's Gross Monthly Salary x Years of Service (not to exceed 24 years) and (ii) 20,000 DM (for part-time employees pro rata).

     (b) Within one (1) month of the Closing, Seller shall pay to each Accepting Employee a one time bridging payment equal to the product of such Transferred Regular Employee's Gross Monthly Salary and 0.75.

     (c) Seller shall make the payments described in paragraph (a) and (b) above within one month after the Closing.

     (d) Buyer shall reimburse Seller, as per Section 3.3 above, for the expenses described in this Section 8.6 (the "Section 8.6 Reimbursement") in an amount equal to the sum of:

          (i)  $300,000 and

          (ii) the product of (A) one half multiplied by (B) the difference between (Y) the aggregate costs described in paragraph (a) and
               (b) and (Z) $300,000.

                                    ARTICLE 9

                            COVENANTS AND AGREEMENTS

     9.1 Consents to Assignment and Subcontracted Work. Seller and Buyer shall use reasonable efforts to obtain, as soon as practicable, all requisite consents to transfers, assignments and novations of all of the Transferred Assets and the Assumed Liabilities (the "Consensual Transfers"). The Parties shall cooperate (including, where necessary, entering into appropriate instruments of novation and assumption as shall be agreed upon) to have Seller released from liability to third parties with respect to the Consensual Transfers and the Parties will each solicit such releases concurrently with the solicitation of consents from third parties to the transfer assignment and novation to Buyer of the Consensual Transfers as soon as practicable. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Consensual Transfers or any claim, right or benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of a third party thereto, would (i) constitute a breach of or other contravention thereof, (ii) be ineffective with respect to any party thereto, or (iii) except as contemplated by this Agreement, in any way adversely affect the rights of Buyer or Seller thereunder. If, with respect to any Consensual Transfers, there is any economic or financial cost to obtaining such consent, waiver, confirmation, novation or approval, then Buyer shall be responsible for the payment of such economic or financial costs. If any such consent, waiver, confirmation, or novation or approval is not obtained with respect to any Consensual Transfers, then Seller and Buyer will cooperate to establish an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights, and benefits and assume the corresponding liabilities and obligations thereunder in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which Seller would enforce for the benefit of Buyer, with Buyer assuming and agreeing to pay Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. In such event (i) Seller will promptly pay to Buyer when received all moneys received by it under any Consensual Transfers or any claim, right or benefit arising thereunder and
(ii) Buyer will promptly pay, perform or discharge when due any obligation or liability arising thereunder. If and to the extent that consents to assignment or novation, as the case may be, are obtained after the Closing Date, Seller and Buyer agree that such Consensual Transfers shall thereafter be Transferred Assets and Assumed Liabilities for all purposes.

     9.2 Conduct of the Operation. From the date hereof until the Closing Date, Seller shall continue to operate the PRCO in the ordinary course as presently operated and use good faith and commercially reasonable efforts to preserve intact the Transferred Assets and relationships with third parties (including, for example, other business units of Seller, vendors and customers). Except as otherwise contemplated by this Agreement, from the date hereof until the Closing Date, Seller shall not make or grant any increase in the compensation or fringe benefits of the Regular Employees of the PRCO, other than normal merit and cost of living increases which in each case is consistent with past practice or make any increases or commitment to increase any employee benefits.

     9.3 Access to Information. Except as may be deemed appropriate to ensure compliance with respect to any applicable Laws (including, without limitation, any requirements with respect to any antitrust regulations) and subject to any confidentiality obligations or applicable privileges (including, without limitation, privacy obligations under German employment law and the attorney-client privilege), from the date of this Agreement until the Closing Date, Seller (a) will give Buyer and its authorized representatives such financial and operating data and other information relating to the Transferred Assets during normal business hours and upon reasonable prior notice, (b) will furnish to Buyer and its authorized representatives such financial and operating data and other information relating to the Transferred Assets as Buyer may reasonably request and (c) will instruct its employees and representatives to cooperate with Buyer in its investigation of the Transferred Assets, all for the purpose of enabling Buyer and its authorized representatives to conduct, at their own expense, business and financial reviews, investigations and studies of the Transferred Assets. Notwithstanding the foregoing or any other provision of this Agreement, Buyer shall not have access to such price and other competitive information as may invoke antitrust or similar legal restrictions.

     9.4 Books and Records. For a period of six years from the Closing Date, or for such longer period as is required by applicable law, Buyer agrees that it will permit Seller or its authorized representatives reasonable access, at Seller's expense, to information relating to the Transferred Assets to the extent required by Seller to permit it to determine any matter relating to its rights and obligations under the Operative Agreements and its compliance with applicable Tax and financial reporting requirements, and any claim asserted in connection with an Assumed Liability.

     9.5 HSR Filings. In connection with the filings by Seller and Buyer with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") of premerger notification in accordance with HSR with respect to the purchase and sale of the Transferred Assets, the Real Estate and the Assumed Liabilities pursuant to this Agreement and the Operative Agreements, Seller and Buyer each shall agree to furnish, and cause its Affiliates to furnish, promptly to the FTC and the Antitrust Division any additional information reasonably requested by either of them pursuant to HSR in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that the Parties mutually agree are necessary or reasonably desirable and proper to expedite the termination of the waiting period under HSR.

     9.6 Removal of Trade Marks. To the extent that the Transferred Assets include production, shipping or packaging materials or inventory bearing the name "Hewlett-Packard", "HP", or any variations thereof, or any trade marks or trade names incorporating such name or the "HP" logo, or any trade marks, logos or designs confusing therewith, Buyer shall, upon the Closing or as soon thereafter as is practicable, modify the appearance of such materials to ensure that they indicate Buyer as the source of such materials.

     9.7 Buyer Permits. Buyer shall exercise its reasonable efforts to satisfy and to effectuate on or prior to the Closing Date, or as soon thereafter as is practicable, the transfer or issuance of all licenses and permits it may require to operate its business on the Site on and after the Closing Date.

     9.8 Satisfaction of Closing Conditions and Further Assurances. Subject to the respective rights and obligations of Buyer and Seller under this Agreement, each of the parties to this Agreement shall each use its reasonable good faith efforts to cause all conditions to the Closing within the control of such party to be timely satisfied and to consummate the Closing. Each party hereto, at the reasonable request of the other party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     9.9 Regulatory Consents. Buyer and Seller shall each use its reasonable good faith efforts to obtain, at or prior to the Time of Closing, from all appropriate European Community, federal, state, municipal or other governmental or regulatory bodies the licenses, permits, consents, approvals, certificates, registrations and authorizations described pursuant to Sections 6.4 and 7.4 that are required to consummate the Closing.

     9.10 Insurance. Seller warrants that it has reasonably self-insured (based on standard industry practice) or reasonably insured with third party insurers the Transferred Assets against loss or damage with all risk coverage on a replacement cost basis. Seller will be responsible for loss, damage or other casualty claims until the Closing. After the Closing, Buyer shall be responsible for insuring its owned assets and is responsible for all loss thereto. Following the Closing, Buyer and Seller agree to a mutual hold-harmless and waiver of subrogation relating to all losses and claims to their respective owned property.

     9.11 Update of Schedules. Seller shall update the information contained in the Schedules and provide such updated Schedules in final form to Buyer anytime prior to the Closing; provided however, that (i) Schedule 2.1(b) (relating to inventory) may be updated at or promptly after the Closing (provided the adjustments described in Article 3 as they relate to inventory shall be as of the Closing Date), (ii) Schedule 2.1(a) (relating to Equipment) may be updated at or promptly after the Closing, and (iii) the Disclosure Schedule, as it relates to environmental matters, may be updated within 10 business days after Seller's receipt from Buyer of the final written report prepared by Shields Environmental Associates regarding the Real Estate.

                                   ARTICLE 10

                           GUARANTEE OF THE GUARANTOR

     10.1 Guarantee of the Guarantor. The Guarantor hereby unconditionally and absolutely guarantees to Seller the performance and payment of any and all monetary and other obligations of Buyer and Multek (and the permitted assigns of Buyer and Multek) under this Agreement and the Operative Agreements to which Buyer or Multek in accordance herewith and therewith is a party, independently of the obligations of Buyer or Multek, and the Guarantor hereby agrees to indemnify Seller against any Loss incurred by reason of any failure of Buyer or Multek to perform and pay such obligations in such manner. This guarantee is a direct, absolute, unconditional, irrevocable, present and continuing guarantee of performance and payment, and is a direct and primary obligation of the Guarantor, and is in no way conditional or contingent upon any attempt to enforce performance upon, or collection from, Buyer or Multek or upon any other event, contingency, or circumstances whatsoever. This shall be a continuing guarantee and shall cover and secure any balance owing by Buyer or Multek under this Agreement and the Operative Agreements to which Buyer or Multek is a party, and Seller shall not be obligated to exhaust its recourse against Buyer or Multek before being entitled to payment from Guarantor, of all and every of the obligations hereby guaranteed. The obligations of the Guarantor set forth above shall not be subject to any deduction, diminution, abatement, setoff, recoupment, suspension, deferment, reduction, or defense (other than a valid defense Buyer or Multek has against Seller) and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor or Buyer shall have any knowledge or notice thereof), other than full and strict compliance by the Guarantor of its obligations hereunder. It is expressly understood and agreed that Guarantor's liability (including any indemnification obligation) hereunder shall in no way exceed (whether in time, quality, quantity or otherwise) the combined liability of Buyer and Multek under this Agreement and the Operative Agreements.

                                   ARTICLE 11

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     All obligations of Buyer to effect the Closing hereunder are, subject to the satisfaction at Closing of the following conditions precedent:

     11.1 Authorization, Execution and Delivery of Operative Agreements. Seller or, as specified to be a party, an Affiliate of Seller, shall have duly authorized, executed and delivered to Buyer the following:

     (a) the Real Estate Purchase and Sale Agreement and shall have taken such steps as necessary for Buyer to be able to take possession of the Real Estate immediately after the Closing;

     (b) the Lease;

     (c) the Division Purchase Agreement;

     (d) the Technology License Agreement;

     (e) the Transition Services Agreement; and

     (f) the New Confidential Disclosure Agreement.

     11.2 Delivery of Updated Schedules. Seller shall have provided to Buyer the final forms of each of the Schedules pursuant to Section 9.11.

     11.3 Performance. Seller or one of its Affiliates shall have performed and complied in all material respects with each agreement, covenant and condition in each Operative Agreement to which Seller or its Affiliate, as the case may be, is or is specified to be a party, which agreement, covenant or condition is required to be performed or complied with by Seller or its Affiliate at time of Closing.

     11.4 No Default. Each Operative Agreement shall be in full force and effect without any event having occurred or condition existing that constitutes, or with the giving of notice or passage of time (or both) would constitute, a default thereunder or breach thereof (other then a default or breach on the part of Buyer or any of its Affiliates) or would give any party thereto (other then Seller or its Affiliate) the right to terminate or not to perform any obligation thereunder.

     11.5 Consents. (a) With the exception of the transfer of the Transferable Permits all Governmental Actions required to be taken, given or obtained by Seller either directly or through one of its Affiliates in connection with the transactions contemplated by this Agreement, and the other Operative Agreements shall (i) have been taken, given or obtained, (ii) be in full force and effect and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed); and (b) the waiting period under HSR shall have expired or been terminated.

     11.6 Governmental Rules or Actions.

     (a) No Governmental Rule or other action, suit, or proceeding by a Governmental Authority shall have been instituted, issued or proposed to restrain, enjoin or prevent the transactions contemplated by the Operative Agreements or to invalidate, suspend or require material modification of any material provision of any Operative Agreement.

     (b) No change shall have occurred since the date of this Agreement in any Governmental Rule that, in the good faith opinion of Buyer, would make it illegal for Buyer to consummate the transactions contemplated this Agreement.

     11.7 Standard Closing Documents.

     (a) Buyer shall have received, with respect to Seller:

          (i)  a  certificate,   dated  the  Closing  Date,  of  the  secretary,
               assistant secretary or another appropriate authorized signatory of Seller certifying:

     (A) that the conditions set forth in Section 11.1, 11.2, 11.3, and 11.4 (with respect to Seller) have been satisfied; and

     (B) that, with respect to Seller, the representations and warranties set forth in Article 6 (with respect to Seller) are true and correct in all material respects as of the Closing Date.

     (b) Buyer shall have received, with respect to HP Immobilien KG:

          (i)  a  certificate,   dated  the  Closing  Date,  of  the  secretary,
               assistant secretary or another appropriate authorized signatory of HP Immobilien KG certifying:

     (A) that all necessary corporate action of the appropriate authority within HP Immobilien KG duly authorizing or ratifying its execution, delivery and performance of the Real Estate Purchase and Sale Agreement, or any other Operative Agreements to which it is or is specified to be a party and the consummation of the transactions contemplated thereby has been obtained.

     (c) Buyer shall have received, with respect to HP Company:

          (i)  a  certificate,   dated  the  Closing  Date,  of  the  secretary,
               assistant secretary or another appropriate authorized signatory of HP Company certifying:

     (A) that all necessary corporate action of the appropriate authority within HP Company duly authorizing or ratifying its execution, delivery and performance of the Technology License Agreement or any other Operative Agreements to which it is or is specified to be a party and the consummation of the transactions contemplated thereby has been obtained.

     11.8 Representations and Warranties. The representations and warranties set forth in Article 6 shall be true and correct in all material respects at the Closing, with the same effect as if such representations and warranties had been made at and as of such time, except for changes therein specifically permitted by the Agreement or resulting from any transaction expressly consented to in writing by Buyer.

     11.9 Proceedings. All corporate and legal proceedings taken by Seller or any of its Affiliates in connection with the transactions contemplated hereby and all documents relating thereto shall be reasonably satisfactory in form and substance to Buyer, and certified or other copies of all relevant documents as Buyer shall have reasonably requested shall have been provided to Buyer or its counsel.

     11.10 Waiver of Conditions by Buyer. If any of the above conditions contained in this Article 11 shall not be performed or fulfilled at or prior to the Closing to the satisfaction of Buyer, Buyer by notice to Seller, may terminate this Agreement and the obligations of Seller and Buyer under this Agreement, other than the obligations contained in Section 16.12 and 16.13, provided that Buyer may also bring an action pursuant to Article 13 against Seller for damages (other than consequential damages) suffered by Buyer where non-performance or non-fulfillment of the relevant condition is as a result of a Warranty Breach or a Covenant Breach by Seller. Any such condition which is waived in whole or in part by Buyer shall be with prejudice to any claims it may have for a Warranty Breach or Covenant Breach.

                                   ARTICLE 12

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS TO CLOSE

     All obligations of Seller to effect the Closing hereunder are, at its option, subject to the satisfaction at Closing of the following conditions precedent:

     12.1 Authorization, Execution and Delivery of Operative Agreements. Each of Buyer or, as specified to be a party, an Affiliate of Buyer and Guarantor shall have duly authorized, executed and delivered to Seller the following:

                  (a)      the Real Estate Purchase and Sale Agreement;

                  (b)      the Lease;

                  (c)      the Division Purchase Agreement;

                  (d)      the Technology License Agreement;

                  (e)      the Transition Services Agreement; and

                  (f)      the New Confidential Disclosure Agreement.

     12.2 Acceptance of Updated Schedules. Buyer, acting reasonably, shall have reviewed and approved in writing the final forms of the Schedules provided by Seller pursuant to Section 9.11.

     12.3 Performance. Each of Buyer and Guarantor shall have performed and complied in all material respects with each agreement, covenant and condition in each Operative Agreement to which it is or is specified to be a party (including the establishment of the Trust), which agreement, covenant or condition is required to be performed or complied with by Buyer or Guarantor at or before the Closing.

     12.4 No Default. Each Operative Agreement shall be in full force and effect without any event having occurred or condition existing that constitutes, or with the giving of notice or passage of time (or both) would constitute, a default thereunder or breach thereof (other than a default or breach on the part of Seller or any of its Affiliates) or would give any party thereto (other than Buyer or its Affiliates) the right to terminate or no to perform any obligation thereunder.

     12.5 Consents. (a) All Governmental Actions required to be taken, given or obtained by each of Buyer and Guarantor in connection with the transactions contemplated hereby shall (i) have been taken, given or obtained, (ii) be in full force and effect and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed). (b) The waiting period under HSR shall have expired or been terminated.

     12.6 Governmental Rules or Actions.

     (a) No Governmental Rule or other action, suit or proceeding by a Governmental Authority shall have been instituted, issued or proposed to restrain, enjoin or prevent the transactions contemplated by the Operative Agreements or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

     (b) No change shall have occurred since the date of this Agreement in any Governmental Rule that, in the good faith opinion of Seller, would make it illegal for Seller to consummate the transactions contemplated by the Operative Agreements.

     12.7 Standard Closing Documents.

     (a)  Seller  shall  have  received,  with  respect  to  each of  Buyer  and
Guarantor:

          (i)  a  certificate,   dated  the  Closing  Date,  of  the  secretary,
               assistant secretary or another appropriate authorized signatory of each of Buyer and Guarantor certifying:

     (A) that all necessary corporate action of the appropriate authority within each of Buyer and Guarantor and, if applicable, the stockholders of each of Buyer and Guarantor duly authorizing or ratifying its execution, delivery and performance of the Operative Agreements to which each is or is specified to be a Party and the consummation of the transactions contemplated thereby has been obtained;

     (B) a certificate signed by an appropriate officer or other authorized signatory of each of Buyer and Guarantor dated the Closing Date certifying that the conditions set forth in Sections 12.1, 12.2, 12.3, and 12.4 (with respect to each of Buyer and Guarantor) have been satisfied;

     (C) a certificate signed by an appropriate officer or other authorized signatory of each of Buyer and Guarantor dated the Closing Date certifying that the representations and warranties set forth in Article 7 are true and correct in all material respects as of the Closing Date; and

     (D) a certificate signed by an appropriate officer or other authorized signatory of Buyer dated the Closing Date certifying that Buyer has entered into an appropriate and binding trust agreement with the Trust, a copy of which shall be provided with such certificate.

     (b) Seller shall have received, with respect to Multek:

          (i)  a  certificate,   dated  the  Closing  Date,  of  the  secretary,
               assistant secretary or another appropriate authorized signatory of Multek and Guarantor certifying:

     (A) that all necessary corporate action of the appropriate authority within each of Multek and Guarantor and, if applicable, the stockholders of each of Multek and Guarantor duly authorizing or ratifying its execution, delivery and performance of the Division Purchase Agreement, or any other Operative Agreements to which each is or is specified to be a Party and the consummation of the transactions contemplated thereby has been obtained.

     (c) Seller shall have received, with respect to the Trust:

          (i)  a certificate, dated the Closing Date, of the Trustee certifying:

     (A) that all necessary action to establish the Trust has been completed;

     (B) that the Trust has entered into an appropriate and binding trust agreement with Buyer, a copy of which shall be provided with such certificate; and

     (C) he or she is an attorney admitted to practice law in Germany and otherwise qualified under German law to act as a trustee for the Trust.

     12.8 Representations and Warranties. The representations and warranties set forth in Article 7 shall be true and correct in all material respects at the Closing, with the same effect as if such representations and warranties had been made at and as of such time, except for changes therein specifically permitted by the Agreement or resulting from any transaction expressly consented to in writing by Seller.

     12.9 Proceedings. All corporate and legal proceedings taken by Buyer and all corporate and legal proceedings taken by Guarantor in connection with the transactions contemplated hereby and all documents relating thereto shall be reasonably satisfactory in form and substance to Seller, and certified or other copies of all relevant documents as Seller shall have reasonably requested shall have been provided to Seller or its counsel.

     12.10 Waiver of Conditions by Seller. If any of the above conditions contained in this Article 12 shall not be performed or fulfilled at or prior to the Closing to the satisfaction of Seller, Seller by notice to Buyer, may terminate this Agreement and the obligations of Buyer and Seller under this Agreement, other than the obligations contained in Section 16.12 and 16.13, provided that Seller may also bring an action pursuant to Article 13 against Buyer for damages (other than consequential damages) suffered by Seller where non-performance or non-fulfillment of the relevant condition is as a result of a Warranty Breach or a Covenant Breach by Buyer. Any such condition which is waived in whole or in part by Seller shall be with prejudice to any claims it may have for a Warranty Breach or a Covenant Breach.

                                   ARTICLE 13

                                    INDEMNITY

     13.1 Survival. The representations and warranties of the Parties set forth in this Agreement shall survive the Closing until the first anniversary of the date of this Agreement.

     13.2 Buyer Indemnification. Subject to Section 13.7, below, Buyer hereby indemnifies Seller against and agrees to hold Seller harmless from any Loss incurred or suffered by Seller arising out of any misrepresentation or breach of warranty contained in this Agreement (a "Warranty Breach") by Buyer or any breach of covenant or agreement made or to be performed pursuant to this Agreement (a "Covenant Breach") by Buyer.

     13.3 Seller Indemnification.

     (a) Subject to the limitations in Sections 13.3(b) and (c) and 13.7 below, Seller hereby indemnifies Buyer against and agrees to hold Buyer harmless from
(i) any Loss incurred or suffered by Buyer arising out of a Warranty Breach by Seller or Covenant Breach by Seller; (ii) any of the Excluded Liabilities; or
(iii) any third party action or claim (other than torts) relating to the Excluded Assets; provided however, that Seller's indemnity under Article 13 shall be subject to the maximum aggregate liability of $10,000,000 specified in
Section 13.3(c) below.

     (b) Seller shall not be liable under this Section 13.3. with respect to any individual Warranty Breach, Covenant Breach or Excluded Liability by Seller where the Loss resulting therefrom is less than $100,000, and no such individual Warranty Breach, Covenant Breach or Excluded Liability shall be aggregated for purposes of Section 13.3.(c), below; and

     (c) Seller shall not be liable under this Section 13.3 with respect to any Warranty Breach, Covenant Breach and or Excluded Liability by Seller unless the aggregate amount of Losses with respect to all Warranty Breaches, Covenant Breaches and Excluded Liabilities by Seller exceeds $400,000 and then only to the extent of such excess up to a maximum aggregate liability of $10,000,000.

     (d) If any of the independent contractors brings a status action against Buyer relating to such independent contractor's employment status prior to the Closing, Seller shall indemnify Buyer for any liabilities relating to the impact of such status change on such independent contractors compensation and benefits which will be deemed to have accrued prior to the Closing. Notwithstanding the foregoing, if after the Closing Buyer takes any action which changes the status of an independent contractor to an employee, then Buyer shall assume any liabilities relating to the impact of such status change on such independent contractors compensation and benefits which will be deemed to have accrued prior to the Closing.

     13.4 Procedures.

     (a) Each of Buyer pursuant to Sections 13.2 and Seller pursuant to Sections
13.3 (the "Indemnified Party") agrees to give prompt notice to the other Party (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Agreement, including the amount and other details of such claim; provided, however, that the failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such lack of timely and adequate notice. The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim at its own expense by giving prompt notice to that effect to the Indemnified Party. If the Indemnifying Party shall have so assumed the defense of any claim, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnified Person; provided, however, that a condition to any such settlement shall be a complete release of the Indemnified Person with respect to such claim. The Indemnified Party shall at all times have the right, at its option and expense, to participate fully in, but not to control, any such defense. If the Indemnifying Party does not, within thirty days after receipt of the Indemnified Party's notice of claim, (x) give such notice to take over the defense of such claim and proceed diligently to defend the claim or (y) object to such claim in writing to the Indemnified Party, then the Indemnified Party shall have the right, but not the obligation, to undertake the defense of such claim for the account of and at the risk of the Indemnifying Party. The parties shall cooperate in defending any third party claim, and the defending party shall have reasonable access to the books, records and personnel which are pertinent to the defense and which are in the possession or control of the other party. The parties agree that any Indemnified Party may, at its own expense, join an Indemnifying Party in any action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of indemnity granted to such Indemnified Party Pursuant to this Agreement.

     (b) Any claim for indemnification made directly by a party and which does not result from a third party claim or action, shall be asserted by written notice. The other party shall have a period of sixty days within which to respond thereto. If the other party does not respond within such sixty day period, such party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.

     13.5 Insurance. The amount of any Loss for which indemnification is provided shall be net of any amounts that the Indemnified Party recovers under insurance policies or agreements with respect to such Loss. The Indemnified
Party shall take all reasonable actions to secure payment from insurance policies before putting forward a claim for any Loss to the Indemnifying Party.

     13.6 Indemnity is the Exclusive Remedy. Except as provided in Article 14, each party hereto acknowledges and agrees that, after the Closing Date, its sole and exclusive remedy with respect to any and all claims relating to or arising out of a breach of any representation, warranty, covenant or agreement made by the other party in this Agreement shall be pursuant to the indemnification provisions herein. Nothing set forth in this Agreement shall be deemed to prohibit or limit either party's right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of the other party to perform any covenant or agreement contained herein.

     13.7  Exclusion  of Certain  Damages.  NEITHER  BUYER NOR  SELLER  SHALL BE
RESPONSIBLE FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING LOSS OF PROFITS OR GOODWILL, IN CONNECTION WITH ANY ASPECT OF THIS AGREEMENT. THIS LIMITATION SHALL NOT APPLY IN THE CASE OF DAMAGES CAUSED BY DELIBERATE INTENT.

                                   ARTICLE 14

                            ENVIRONMENTAL INDEMNITIES

     14.1 Seller's Indemnity.

     (a) (i) Remediation  Claims Asserted After Closing Date. Subject to Section
13.7 and the aggregate dollar cap limitation specified in Section 13.3(c) above (but not the threshold dollar limitations specified in Sections 13.3(b) or 13.3(c) above), Seller shall bear the expenses of, and responsibility for, any claims asserted by any Governmental Authority after the Closing Date but within seven (7) years of the Closing Date that monitoring or remediation of soil or groundwater at or emanating from the Real Estate is required under Environmental Laws for any Hazardous Substance that is: (i) identified in the Environmental Reports or (ii) that Buyer can otherwise demonstrate (A) was present in soil or groundwater prior to the Closing Date or (B) is then present in the soil or groundwater as a result of Seller's operation of the PRCO or otherwise as a result of activities at the Real Estate prior to the Closing Date. All monitoring and remediation activities required to be performed by Seller pursuant to this Section 14.1(a) will be referred to collectively as "Seller's Remediation."

     (ii) Seller's Obligation To Continue Existing Remediation Activities. Seller's remediation activities as conducted by Seller on the Closing Date shall continue after the Closing Date as Seller's Remediation subject to all requirements and limitations set forth in Section 14.1(a) above except the aggregate dollar cap limitation of Section 13.3(c). If additional remediation or monitoring activities are required by a Governmental Authority, such additional activities shall be a new claim and shall be subject to the terms and provisions of Section 14.1(a)(i) above.

     (b) Seller's Remediation will be performed in accordance with the requirements imposed by the applicable Governmental Authority. Seller will have the sole right to negotiate with the Governmental Authority, and all Seller's Remediation will be conducted under Seller's exclusive direction; provided, however, that without the written consent of Buyer, which consent will not be unreasonably withheld, Seller may not agree to any condition, clause or settlement that: (i) creates any liability on behalf of Buyer, (ii) burdens Buyer's title to the Real Estate, or (iii) could reasonably be anticipated to have a significant adverse effect upon the health and safety of

Buyer's employees.

     (c) Buyer agrees to use its reasonable and good faith efforts to cooperate with Seller in all matters relating to Seller's Remediation. Except for actions or activities that represent a de minimus cost for Buyer and subject to Section
13.7 above, such cooperation shall be at Seller's expense. For the duration of any Seller's Remediation, Buyer hereby grants to Seller, its agents, employees, contractors and consultants, all access reasonably necessary to perform Seller's Remediation at reasonable times and in compliance with any health, safety security, or business requirements of Buyer. Such access will include use of utilities at the building as required to operate remediation devices, use of sewer pipes for discharge of groundwater extracted as part of Seller's Remediation), parking and storage space. Buyer also hereby agrees to allow Seller to install and maintain any monitoring or remediation devices at, on or under the Real Estate, including, but not limited to, monitoring wells, soil vapor extraction systems or groundwater recovery and treatment systems, that are required by any Governmental Authority or that Seller deems reasonably necessary to perform Seller's Remediation, including the groundwater monitoring wells and the groundwater extraction and treatment systems installed at the Real Estate by Seller prior to the Closing Date; provided, however, that whenever possible, any such monitoring or remediation devices installed after the Closing Date will be located to minimize impact on Buyer's operations. Seller will use reasonable good faith efforts to avoid or minimize interference with the ongoing business of Buyer in its performance of Seller's Remediation.

     (d) Buyer may, at its own expense, monitor Seller's Remediation. Upon request, Seller will provide to Buyer, at no expense, copies of all data and final reports, and correspondence from or to any Governmental Authority relating to Seller's Remediation. Seller will inform Buyer of, and Buyer, at its own expense, may participate in, any meetings with any Governmental Authority concerning Seller's Remediation, including the scheduling of Seller's Remediation.

     (e) With respect to any individual claim made by a Governmental Authority, Seller's obligation under Section 14.1(a) above will terminate upon the earlier of: (i) receipt of notice from any Governmental Authority with jurisdiction that Seller's Remediation is accepted or (ii) three (3) years after the last groundwater monitoring event required by a Governmental Authority; provided, however, that with respect to such individual claim, no other monitoring or remediation of soil or groundwater at the Real Estate is then required of Seller by any Governmental Authority under Section 14.1(a). If with respect to any individual claim made by a Governmental Authority, the conditions of this subparagraph (e) are satisfied but a Governmental Authority thereafter requires further monitoring or remediation of Hazardous Substances in soil or groundwater, such subsequent action shall be deemed to be a new and separate claim for purposes of Section 14.1(a) above.

     (f) Subject to the limitations specified in Section 13.3(c) above, Seller will indemnify and hold Buyer harmless from all claims alleging injury to persons, including death, or damage to real or personal property that are asserted against Buyer by any third party (excluding any Affiliate or employee of Buyer) within a period of seven (7) years from the Closing Date and that: (i) arise from the presence in soil or groundwater at or emanating from the Real Estate of any Hazardous Substance that is: (A) identified in the Environmental Reports; or (B) that Buyer can otherwise demonstrate is then present in the soil or groundwater at or emanating from the Real Estate as a result of Seller's operations or activities at the Real Estate prior to the Closing Date; or (ii) arise from the transportation or disposal prior to the Closing Date of any Hazardous Substances generated from the operation of the Transferred Assets or otherwise from Seller's operations at the Real Estate Subject to the limitations specified in Section 13.3(c) above, Seller will also indemnify and hold Buyer harmless from any claims by a Governmental Authority that (i) may hereafter arise under applicable law, (ii) are asserted against Buyer within seven (7) years from the Closing Date, and (iii) allege that Buyer is liable for monitoring or remediation activities at any third party facility to which Hazardous Substances generated from the operations of the Transferred Assets or otherwise from Seller's operations at the Real Estate prior to the Closing Date were transported or disposed.

     (g) Notwithstanding any other provision of this Agreement, Seller's obligations under this Section 14.1 will cease immediately upon the occurrence of the following: Buyer stores or uses, or allows to be stored or used, at the Real Estate any product or material that contains any PCE, TCE, TCA or any breakdown product thereof that is a Hazardous Substance.

     (h) If Buyer fails to provide  access to Seller in the manner  described in
Section 14.1 (c), above, or due to Buyer's business requirements Buyer is unable to provide access reasonably required by Seller, and such failure or inability prevents Seller from timely performing any activity required by a Governmental Authority to be performed as part of Seller's Remediation and, in addition, the Governmental Authority imposes a fine on Seller or Buyer as a result of such failure, then Seller's obligations under this Section 14.1 shall cease as regards that portion of any action or activity that Seller was unable to so perform; provided, however, that before Seller may invoke this subparagraph (h), Seller must first (A) have permitted Buyer to participate in meetings and the scheduling therof as set forth in Section 14.1(d) above, (B) notify Buyer in writing that Buyer's failure or inability to grant access as requested by Seller has or may prevent Seller from performing as required; and (C) if Buyer asserts health, safety, security or business requirements as a reason for denial of access, then Seller must also make reasonable efforts, together with Buyer if Buyer so requests, to obtain from the applicable Governmental Authority a delay or modification, as applicable, that will enable Seller to perform the action or activity required by the Governmental Authority while satisfying Buyer's requirements. Notwithstanding the foregoing, if and when a Governmental Authority threatens imposition of a fine or penalty for a failure of Seller to timely perform any activity required by a Governmental Authority to be performed as part of Seller's Remediation and such failure by Seller is due to Buyer's failure or inability to provide access to Seller, Buyer will assume the defense of the claim and, to the extent permitted by law, Buyer will also assume the liability for any penalty imposed by the Governmental Authority for such failure.

     14.2 Buyer's Indemnity.

     (a) Subject to Section 13.7 above, Buyer will bear the expenses of, and responsibility for, any claims asserted by any Governmental Authority within seven (7) years after the Closing Date that monitoring or remediation of soil or groundwater at the Real Estate is required under Environmental Laws for any Hazardous Substance that Seller can demonstrate is then present in the soil or groundwater as a result of Buyer's operations or activities at the Real Estate after the Closing Date. All monitoring and remediation activities required to be performed by Buyer pursuant to this Section 14.2 will be referred to collectively as Buyer's Remediation."

     (b) With respect to any individual claim made by a Governmental Authority, Buyer's obligation under Section 14.2(a) above will terminate upon the earlier of: (i) receipt of notice from any Governmental Authority with jurisdiction that Buyer's Remediation is accepted or (ii) three (3) years after the last groundwater monitoring event required by a Governmental Authority; provided, however, that with respect to such individual claim, no other monitoring or remediation of soil or groundwater at the Real Estate is then required of Buyer by any Governmental Authority under Section 14..2(a). If with respect to any individual claim made by a Governmental Authority, the conditions of this subparagraph (b) are satisfied but a Governmental Authority thereafter requires further monitoring or remediation of Hazardous Substances in soil or groundwater, such subsequent action shall be deemed to be a new and separate claim for purposes of Section 14.2(a) above.

     (c) Buyer will indemnify and hold Seller harmless from all claims alleging injury to persons, including death, or damage to real or personal property that are asserted against Seller by any third party (excluding any Affiliate or employee of Seller) within a period of seven (7) years from the Closing Date and that: (i) arise from the presence in soil or groundwater at the Real Estate of any Hazardous Substance that is : (A) not identified in the Environmental Reports or (B) that Seller can otherwise demonstrate is then present in the soil or groundwater at the Real Estate as a result of Buyer's operations or activities at the Real Estate after the Closing Date; or (ii) arise from the transportation or disposal after the Closing Date of any Hazardous Substances generated from the Transferred Assets or otherwise from the Buyer's operations at the Real Estate.

     (d) Buyer will also reimburse Seller for any damage caused by Buyer's operations and activities to any soil or groundwater monitoring or remediation devices present at the Real Estate on the Closing Date or installed by Seller after the Closing Date as part of Seller's remediation.

     14.3 Exclusive Remedy. Each party hereto acknowledges and agrees that after the Closing Date, its sole and exclusive remedy with respect to any and all claims arising out of or related to the presence of Hazardous Substances on or under the Real Estate will be pursuant to the indemnification provisions set forth in this Article 14. Nothing set forth in this Agreement will be deemed to prohibit or limit either party's right at any time after the Closing Date to seek injunctive or other equitable relief for the failure of the other party to perform its obligations under the indemnification provisions contained in this
Article 14.  Notwithstanding the foregoing,  the procedures set forth in Section
13.4 above shall apply to any claim for which Buyer or Seller, as applicable, seeks indemnification under this Section 14.

                                   ARTICLE 15

                                   TERMINATION

     15.1 Term. Unless terminated pursuant to Section 15.2 below, this Agreement shall continue in effect until full and final performance of all of the terms herein.

     15.2 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

     (a) by the mutual consent of Buyer and Seller;

     (b) by Buyer if the Closing shall not have occurred on or before November 30, 1998;

     (c) by Seller if the Closing shall not have occurred on or before October 30, 1998;

     (d) by Buyer in the event of any material Warranty Breach or material Covenant Breach by Seller and the failure of Seller to cure such breach after receipt of notice from Buyer requesting such breach to be cured; or

     (e) by Seller in the event of any material Warranty Breach or material Covenant Breach and the failure of Buyer to cure such breach after receipt of notice from Seller requesting such breach to be cured.

     15.3 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 15.2 above shall give notice of such termination to the other party to this Agreement.

     15.4 Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 15, this Agreement shall forthwith become void; provided however, that nothing herein shall relieve any party from liability for any willful breach by a party of its obligations in this Agreement; and provided that the agreements contained or referred to in Sections
16.12 and 16.13 will remain in full force and effect and survive termination of this Agreement.

                                   ARTICLE 16

                               GENERAL PROVISIONS

     16.1 Survival of Covenants, Representations and Warranties. Except as otherwise provided in Section 13.1 above, the covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement (in the case of covenants, to the extent that they have not been fully performed at or prior to the Closing) shall survive the closing of the transactions contemplated hereby and shall continue in full force and effect for the benefit of the party entitled to the benefit thereof.

     16.2 Dispute Resolution. For any dispute or claim arising out of or relating to this Agreement, or breach hereof, the parties, prior to filing any claims in a court of law, shall in good faith first negotiate a written resolution of such dispute or claim within a period not to exceed thirty (30) days from the date of receipt of a party's request for such negotiation. Such negotiations shall be conducted by managers of each party who have authorization to resolve any such dispute or claim. In the event the parties cannot negotiate a written resolution to such dispute or claim during this thirty (30) day period, either party may seek to resolve the dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Notwithstanding the foregoing, either party at any time may apply to any court of competent jurisdiction for injunctive relief in the event of an alleged breach of this Agreement or otherwise to prevent irreparable harm.

     16.3 Notices.

     (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

                           (i)      if to Seller:

                                    Hewlett-Packard GmbH

                                    Herrenberger Str. 110-140
                                    71034 Boblingen
                                    Germany

                                    Attn: Managing Director, Finance and
                                    Administration
                                    Telecopier No.: +49 7031 14 1657

                                    with a copy to:

                                    Hewlett-Packard Company
                                    3000 Hanover Street
                                    MS:20-BQ
                                    Palo Alto, California 94304
                                    U.S.A.

                                    Attention:  General Counsel
                                    Telecopier No.:  (650) 857-4392

                           (ii)     if to Buyer:

                                    Multilayer Technology, Inc.
                                    16 Hammond
                                    Irvine, California 92618
                                    U.S.A.

                                    Attention: President
                                    Telecopier No.:  (949) 454-2022

                                    with a copy to:

                                    Cooley Godward LLP
                                    2595 Canyon Boulevard
                                    Suite 250
                                    Boulder, Colorado 80302

                                    Attention: Carrie L. Schiff, Esq.
                                    Telecopier:  (303) 546-4099

     (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted by telecopier, receipt confirmed (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing or, if couriered overnight, on the next following Business Day; provided, however, that, if at the time of mailing or within three Business Days thereafter there is or occurs a Labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of telecopier as aforesaid.

     (c) Either party may change its address for service at any time by giving notice to the other party in accordance with this Section 16.3.

     16.4 Currency. Unless otherwise indicated, all currency amounts referred to in this Agreement are expressed in United States Dollars. For purposes of converting German Marks to United States Dollars for purposes of any settlement under Article 3 of this Agreement, the exchange rate shall be the Frankfurt "Fixing," which is the rate fixed by the Federal Bank of Germany, for the Closing Date and which is published in the Handelsblatt on the next business day after the Closing Date.

     16.5 Sections and Headings. The division of this Agreement into Articles, Sections, paragraphs, Schedules and Exhibits and the insertion of headings and an index are for convenience of reference only and shall not affect the construction or the interpretation of this Agreement. Unless otherwise specified herein, any reference in this Agreement to an Article, Section, paragraph, Schedule or Exhibit refers to the specified Article, Section or paragraph of or Schedule or Exhibit to this Agreement. In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular part, Article, Section, paragraph or other provision hereof.

     16.6 Rules of Construction.  Unless the context otherwise requires, in this
Agreement:

     (a) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

     (b) the word "or" may be conjunctive or disjunctive, as the context may require;

     (c) the words "include", "includes" and "including" means "include", "includes" or "including", in each case, "without limitation";

     (d) reference to any agreement or other instrument referred to herein shall mean such agreement or other instrument as amended, modified, replaced or supplemented from time to time to the extent permitted by applicable provisions thereof and by this Agreement;

     (e) reference to any statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time;

     (f) if there is any conflict or inconsistency between the provisions contained in the body of this Agreement and those of any Schedule or Exhibit (other than the Operative Agreements) hereto, the provisions contained in the body of this Agreement shall prevail;

     (g) time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

     (h) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

     16.7 Construction. The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, shall not be applicable in the interpretation of this Agreement.

     16.8 Entire Agreement. This Agreement and the CDA, together with the agreements specifically contemplated herein or entered into or delivered in connection herewith (even if not specifically identified in Articles 11 and 12 to be delivered at the Closing), constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including all understandings, negotiations and discussions, whether written or oral, including the Memorandum of Understanding. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided or as provided in other documents executed and delivered by the parties in connection herewith.

     16.9 Time of Essence. Time shall be of the essence of this Agreement.

     16.10 Applicable Law; Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of Germany without reference to the conflict of laws principles thereof. The place of jurisdiction shall be Stuttgart.

     16.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other operative Agreements. Each party hereto (a) certifies that no representative, agent or counsel of the other party has represented expressly or otherwise that the other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the other Operative Agreements by, among other things, the mutual waivers and certifications contained in this Section 16.11.

     16.12 Public Announcement. The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

     16.13 Expenses. Except as otherwise provided herein, each Party shall be responsible for the expenses (including fees and expenses of legal advisors, accountants and other professional advisors) incurred by it and its Affiliates, respectively, in connection with the negotiation and settlement of this Agreement and the Operative Agreements and the completion of the transactions contemplated hereby and thereby.

     16.14 Confidentiality. The parties shall keep the terms and conditions of this Agreement confidential on the terms and subject to the conditions contained in the CDA. After the Closing, Seller agrees to treat as "Buyer Confidential Information" that information relating to the Transferred Assets which under the terms of the CDA constituted "Seller Confidential Information" on the terms and subject to the conditions contained in the CDA.

     16.15 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. To the extent that any such provision is found to be invalid, illegal or unenforceable, the parties hereto shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

     16.16 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the Parties; provided, that neither Buyer nor Seller may assign its obligations hereunder without the written consent of the other, which consent shall not be unreasonably withheld or delayed; and further provided, that it shall not be deemed unreasonable for Seller to withhold its consent to any such proposed assignment of obligations by Buyer if such proposed assignment is during the Three Year Period. Notwithstanding the above, the Guarantor may not assign its obligations hereunder without the prior written consent of Seller, which consent may be withheld in Seller's absolute discretion.

     16.17 Accounting Treatment. Except as otherwise provide herein, all assets and liabilities which are recorded on the Closing Date as part of an adjustment under Article 3 or are otherwise calculated for purposes of settling payment obligations in connection with the Closing, shall be calculated under GAAP. To the extent the actuarial procedures as required in Germany in accordance with
Section 6a Einkommensteuergesetz [EStG] (the German Income Tax Act) with respect to the calculation of pension liabilities are in conflict with GAAP, then such procedures shall be used in lieu of GAAP. To the extent any specific definition in this Agreement defines an accounting term which is not in conformance with the GAAP definition, then the definition as stated in this Agreement shall be used as specified in the Agreement and, in those instances, in lieu of the GAAP definition.

     16.18 Amendment and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, and no waiver shall constitute a continuing waiver unless otherwise provided.

     16.19 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their duly authorized representatives and become effective as of the date and year first written above.

                            HEWLETT-PACKARD GmbH

                            /s/ Rudi Speier
                            ------------------------------
                            By:Rudi Speier
                            Title:Managing Director,
                            Finance and Administration



                            MULTILAYER TECHNOLOGY GmbH & Co KG

                            /s/ Peter Koenig
                            ------------------------------
                            By: Peter Koenig



                            THE DII GROUP,  INC.

                            /s/ Steven C. Schlepp
                            -----------------------------
                            By: Steven C. Schlepp
                            Title:Senior Vice President,
                            Interconnect Technologies

              [SIGNATURE PAGE TO MASTER ASSET PURCHASE AGREEMENT]